Exhibit 10.55
CENTER PAVILLION NORTH SHOPPING CENTER
SPACE # 7529 CAMPBELL ROAD, SUITE 306
TENANT DOVER SADDLERY RETAIL, INC.

SHOPPING CENTER LEASE AGREEMENT
STATE OF TEXAS
COUNTY OF DALLAS
     THIS LEASE AGREEMENT is entered into this ___ day of ___, 2007 by and between the Landlord and the Tenant hereinafter named.
SECTION 1:DEFINITIONS AND CERTAIN BASIC PROVISIONS.
(a)	“Landlord”: Pavillion North, Ltd., a Texas limited partnership

(b)	Landlord’s Address: 7517 Campbell Road, #601, Dallas, TX 75248

(c)	“Tenant”: Dover Saddlery Retail, Inc.

(d)	Tenant’s Mailing Address: 525 Great Road, Littleton, MA 01460

(e)	Tenant’s Trade Name: Dover Saddlery

(f)	Tenant’s Address in Shopping Center: 7529 Campbell Road, Suite 306, Dallas, TX 75248

(g)	“Principal Agent”: The John Bowles Company-Mike Cagle

(h)	“Cooperating Agent”: NA

(i)	“Demised Premises”: Pavillion North Shopping Center (the “Shopping Center”) in the City of Dallas, Dallas County, Texas, a store unit containing approximately 5,378 square feet in area, being an irregular space of approximately 68 feet by 70 feet (measured to the exterior of outside walls and to the center of interior walls), said premises being shown and outlined on EXHIBIT “A”. With regard to EXHIBIT “A”, the parties agree that the Exhibit is attached solely for the purpose of locating the Shopping Center and the Demised Premises within the Shopping Center and that no representation, warranty, or covenant is to be implied by any other information shown on the Exhibit (i.e. any information as to buildings, tenants, or prospective tenants), and is subject to change at any time.

(j)	“Lease Term”: Commencing the earlier of sixty (60) days from the date Landlord tenders delivery of the Demised Premises or when Tenant opens for business (the “Commencement Date”) except as may be modified by exhibits which will be attached to this Lease if a building or store unit is to be constructed for Tenant, and continuing for five (5) years and zero (0) months; provided that if the Commencement Date is a date other than the first day of a calendar month, the Lease Term shall be extended for said number of years and months in addition to the remainder of the calendar month in which the Commencement Date occurs. Tenant shall have two 5 year options to renew as described in detail on EXHIBIT “I” attached hereto and made a part hereof.

(k)	“Minimum Guaranteed Rental” per month, payable in advance:

Months 2 – 24:	$12.00/SF	$5,378.00/Month
Months 25 – 60:	$12.35/SF	$5,534.86/Month
Tenant’s Minimum Guaranteed Rental (but not Common Area Maintenance, Taxes and Insurance expenses) shall be abated for the first thirty (30) days of the Lease Term.

(l)	“Percentage Rental Rate”: N/A% Monthly Breakpoint: $N/A Yearly Breakpoint: $N/A

(m)	Initial estimated Common Area maintenance charge, as set forth in Section 6, payable in advance and subject to adjustment as provided herein: A minimum of $739.48 per month.

(n)	Initial estimated real estate tax charge, as set forth in Section 20, payable in advance and subject to adjustment as provided herein: $1,286.24 per month.

(o)	Initial estimated charge for the cost of insurance obtained by Landlord, as set forth in Section 15, payable in advance and subject to adjustment as provided herein: $85.15 per month.

(p)	“Prepaid Rental”: $2,110.87, being Tenant’s Minimum Guaranteed Rental and Tenant’s share of the estimated Common Area maintenance charges, real estate taxes, insurance for the 1st month of the Lease Term, payable upon execution hereof.

(q)	Intentionally omitted.

(r)	Permitted use: Subject to the exclusives and prohibited uses as set forth on EXHIBIT “H”, Tenant shall use the Demised Premises solely for the sale of equestrian riding equipment, saddles, tack, riding apparel, barn and stable equipment and other equestrian related items (the “Permitted Use”), and for no other use. With the exception of (i) Marshall’s, or (ii) any other tenant, their successors and assigns, with a lease executed prior to this Lease, during the term of this Lease including any extended term, Landlord, to the extent that Landlord may lawfully do so, covenants and agrees that it will not directly lease or rent any additional property within the Shopping Center to a tenant that sells equestrian or equestrian related products. Notwithstanding the foregoing, Landlord will not grant its consent to any sublease or assignment for any sublessee or assignee whose use of the premises would be substantially similar to the Permitted Use.

Except as provided below, Tenant shall not abandon, vacate or cease to actively operate its business in the Demised Premises. Notwithstanding the foregoing, in the event Tenant shall fail to actively operate its business in the Demised Premises for more than ninety (90) consecutive days and such failure is not due to casualty or repair, condemnation, remodeling or other cause beyond Tenant’s control, Landlord shall have the right to (i) continue to accept Tenant’s payment of Rent and allow Tenant to remain in possession of the Demised Premises or (ii) terminate this Lease. In the event Landlord elects (ii) above, Tenant shall pay Landlord a termination penalty (the “Termination Fee”) equal to the unamortized portion of the Additional Allowance (hereinafter defined) based on amortization at 9% per annum over seven (7) years and Tenant shall immediately surrender the Demised Premises to Landlord and be released from all obligations under this Lease thereafter. The ninety (90) consecutive day period shall mean that Tenant cannot cease business operations and resume operations for a brief time as a means of preventing Landlord from exercising its termination right.
Each of the foregoing definitions and basic provisions shall be construed in conjunction with and limited by the references thereto in the other provisions of this Lease.
SECTION 2: GRANTING CLAUSE.
In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants and conditions hereof, to be kept, performed and observed by Tenant, Landlord hereby demises and leases to Tenant, and Tenant hereby takes from Landlord, the Demised Premises as described in Section 1(i), TO HAVE AND TO HOLD the Demised Premises for the Lease Term specified in Section 1(j), all upon the terms and conditions set forth in this Lease. NOTE: If this Lease provides for construction prior to occupancy, refer to the appropriate exhibits attached hereto. In such case, this Section 2 shall be deemed modified to the extent inconsistent with such exhibits.
SECTION 3: OCCUPANCY AND ACCEPTANCE OF PREMISES.
(a)	By occupying the Demised Premises, Tenant shall be deemed to have accepted the same and to have acknowledged that the same comply fully with Landlord’s covenants and obligations hereunder. Tenant accepts the Demised Premises and all buildings, fixtures, equipment and other improvements of every kind and character included therein or situated thereon in “AS IS, WHERE IS” condition and “WITH ALL FAULTS”. Landlord makes no warranty of any kind, express or implied, with respect to the Demised Premises (without limitation, Landlord makes no warranty as to the habitability, fitness or suitability of the Demised Premises for a particular purpose).
(b)	Tenant acknowledges that Tenant has inspected and approved the site (hereinafter referred to as the “Site”) and the site plan (hereinafter referred to as the “Site Plan”) pursuant to which is located the Demised Premises; provided, however, Landlord shall have the right to modify the Site Plan at any time and from time to time where necessary in Landlord’s sole and absolute discretion to provide for changes in the plan of development of the Site in such manner as Landlord deems advisable. Notwithstanding the above, Landlord shall not allow a “kiosk” on the sidewalk directly in front of the Demised Premises. Tenant, by occupying the Demised Premises, shall be deemed to have acknowledged that Landlord has substantially completed the construction of the shell of the Demised Premises and the Landlord’s Work (as hereinafter defined) has been constructed to Tenant’s satisfaction.
(c)	If this Lease is executed before the Demised Premises becomes vacant, or if any present tenant or occupant of the Demised Premises holds over, and Landlord cannot acquire possession of the Demised Premises prior to the Commencement Date of this Lease, as above defined, Landlord shall not be deemed to be in default hereunder; and in such event Tenant agrees to accept possession of the Demised Premises at such time as Landlord is able to tender the same. If Landlord utilizes the provisions of this Section, Landlord will waive the payment of rent covering any period prior to tender of possession of the Demised Premises to Tenant. If Landlord does not provide possession of the Demised Premises within three (3) months following execution of this Lease, Tenant shall have the option to cancel this Lease and receive repayment of all prepaid rents.
(d)	Whether or not this Lease provides for construction of improvements at the Demised Premises, whether by Landlord or Tenant, the Lease Term shall commence upon the Commencement Date specified in Section 1(j) above.
(e)	This Lease shall be a binding contractual agreement effective upon the date of execution hereof by both Landlord and Tenant, notwithstanding the later commencement of the Lease Term of this Lease.
(f)	Tenant agrees to participate in a joint opening of the Shopping Center if requested to do so by Landlord.
(g)	For the purposes of this Lease, “Landlord’s Work” comprises the construction or, if already partially constructed, the completion of construction of the Demised Premises, the finish out work (if any) to be carried out by Landlord in and/or to the Demised Premises, (all as described in EXHIBIT “C”, and any work for which Landlord itself will contract, as described in EXHIBIT “C”.
(h)	Landlord may complete Landlord’s Work with such minor variations as Landlord may deem advisable.
(i)	Tenant shall have no right to enter or occupy the Demised Premises until the Demised Premises are Ready for Occupancy. As used in this Lease, the term “Ready for Occupancy” means the date upon which Landlord tenders delivery of the Demised Premises in compliance with the terms of this Lease.
(j)	If Landlord shall for any reason fail to substantially complete Landlord’s Work prior to the scheduled completion date of Landlord’s Work, Landlord shall not be deemed to be in default hereunder or otherwise liable in damages to Tenant, nor shall the Lease Term or any other provision of this Lease be affected, save that if the Demised Premises are not Ready for Occupancy within three (3) months following the scheduled completion date of Landlord’s Work, for any reason other than Tenant’s default or failure, (in which event the period of three (3) months shall be extended by the period of the delay resulting from such default or failure), Tenant may at its option terminate this Lease by written notice to Landlord delivered within thirty (30) days following the expiration of said three (3) months or extended period, as aforesaid, and in such event neither party shall have any further liabilities or obligations hereunder, except that Landlord shall repay Tenant any Prepaid Rental or Security Deposit.
(k)	Upon the Demised Premises being Ready for Occupancy, Tenant agrees to accept possession thereof and to use its best endeavors to have Tenant’s Work completed, and its fixtures, furniture, and equipment installed in the Demised Premises, as soon as reasonably possible.
SECTION 4: RENT.
(a)	Rental shall accrue hereunder from the Commencement Date, and shall be payable to Landlord at the address specified in Section 1(b) above. Tenant’s proportionate share of Common Area cost, real estate taxes, costs for insurance, and any other amount payable hereunder by Tenant to Landlord are herein referred to as “additional rent” or “additional rental”. Minimum Guaranteed Rent and additional rent are herein referred to as “rent” or “rental”.
(b)	Tenant shall pay to Landlord Minimum Guaranteed Rental in monthly installments in the amounts specified in Section 1(k) above. The first such monthly installment shall be due and payable on or before the Commencement Date, and subsequent installments shall be due and payable on or before the first day of each succeeding calendar month during the Lease Term; provided that if the Commencement Date is a date other than the first day of a calendar month, there shall be due and payable on or before such date as Minimum Guaranteed Rental for the balance of such calendar month a sum equal to that proportion of the rent specified for the first full calendar month as herein provided, which the number of days from the Commencement Date to the end of the calendar month during which the Commencement Date shall fall bears to the total number of days in such month. No acceptance by Landlord of partial payment of any rent or other sum due from Tenant shall be deemed a waiver by Landlord of any of its rights to the full amount due, nor shall any endorsement or statement on any check or accompanying letter from Tenant be deemed an accord and satisfaction.
(c)	Intentionally Omitted.

(d)	Intentionally Omitted.

(e)	Intentionally Omitted.
(f)	It is understood that the Minimum Guaranteed Rental is payable on or before the first day of the month without offset or deduction of any nature. In the event any rental is not received within 5 days after its due date, as set forth above, for any reason whatsoever, or if any rental payment is made by check that is returned due to insufficient funds, then in addition to the past due amounts, Tenant shall pay to Landlord one of the following (the choice to be at the sole option of Landlord unless one of the choices is improper under applicable law, in which event the other alternative will automatically be deemed to have been selected): (a) a late charge in an amount equal to ten percent (10%) of the rental then due in order to compensate Landlord for its administrative and other overhead expenses; or (b) interest on the rental then due at the maximum contractual rate which could legally be charged in the event of a loan of such rental to Tenant (but in no event to exceed 1 1/2% per month), such interest to accrue continuously on any unpaid balance due to Landlord by Tenant during the period commencing with the rental due date and terminating with the date on which Tenant makes full payment of all amounts owing to Landlord at the time of said payment. Any such late charge or interest payment shall be payable as additional rental under this Lease, shall not be considered as a deduction from Percentage Rental, and shall be payable immediately on demand.
(g)	If any rental is paid by check that is returned due to insufficient funds, Tenant shall on demand make the required payment to Landlord in good and sufficient funds. Moreover, Tenant shall also pay to Landlord on demand all bank fees incurred by Landlord as a result of such returned check.
(h)	If Tenant fails more than twice in any twelve (12) calendar month period to make any rental payment when due, Landlord may require, by giving written notice to Tenant (and in addition to any late charge or interest accruing, as well as any other rights and remedies accruing pursuant to Sections 21 and 22 to follow, or any other term, provision or covenant of this Lease), that all future rental payments are to be made by cash, cashier’s check, or money order, and that the delivery of Tenant’s personal or corporate check will no longer constitute a payment of rental as provided in this Lease. Any acceptance of Tenant’s personal or corporate check thereafter by Landlord shall not be construed as a subsequent waiver of said rights.
SECTION 5: INTENTIONALLY OMITTED.
SECTION 6: COMMON AREAS.
(a)	The term “Common Area” is defined for all purposes of this Lease as that part of the Shopping Center intended for the common use of all tenants, including but not limited to the parking area, private streets and alleys, landscaping, curbs, loading areas, sidewalks, malls and promenades (enclosed or otherwise), lighting facilities, drinking fountains, meeting rooms, common area and equipment storage, public toilets, and the like. Landlord reserves the right to change from time to time the dimensions and location of the Common Area, as well as the dimensions, identity and type of any buildings in the Shopping Center. Tenant and its employees and customers, and, when duly authorized pursuant to the provisions of this Lease, its subtenants, licensees and concessionaires, shall have the non-exclusive right to use the Common Area as constituted from time to time (provided, that Tenant shall not have the right to use any Common Area that Landlord grants an exclusive use right to another tenant or occupant of the Shopping Center), such use to be in common with Landlord, other tenants of the Shopping Center and other persons permitted by Landlord to use the same, and subject to such reasonable policies and regulations governing use as set forth on EXHIBIT “E” and as amended by Landlord from time to time, including the designation of specific areas within the Shopping Center, or in reasonable proximity thereto, in which automobiles owned by Tenant, its employees, subtenants, licensees and concessionaires shall be parked. In this regard, Tenant shall furnish to Landlord upon request a complete list of the vehicle license numbers of all employees, licensees or concessionaires. Should Tenant or any of its employees, subtenants, licensees or concessionaires park in any part of the Shopping Center other than the specified areas designated for employee parking and, after verbal or written warning or by violation sticker placed on vehicle, the vehicle will be subject to towing at the expense of the violator.
(b)	Tenant shall not solicit business or display merchandise within the Common Area or distribute handbills therein or take any action that would interfere with the rights of other persons to use the Common Area. Landlord may temporarily close any part of the Common Area for such periods of time as may be necessary to make repairs or alterations.
(c)	Landlord may from time to time substitute for any parking area other areas reasonably accessible to the tenants of the Shopping Center, which areas may be elevated, surface or underground.
(d)	Landlord shall be responsible for the operation, management, and maintenance of the Common Area, the manner of maintenance and the expenditures therefor to be in the sole discretion of Landlord. Tenant acknowledges that Landlord makes no representation or warranty as to whether or not Landlord will provide security services or, if so, what form of security services will be provided.
(e)	In addition to the rentals and other charges prescribed in this Lease, Tenant shall pay to Landlord, without offset or deduction, Tenant’s proportionate share of the cost of operation, repair, maintenance and replacement, as needed, of the Common Area (including, without limitation, among other Common Area costs, those for lighting, painting, cleaning, policing, inspecting, repairing, replacing, canopies, skylights, floors, corridors, railings, gutters, downspouts, foundations, fences, loudspeakers, public address, musical broadcasting and electrical systems; gardening, landscaping and grounds maintenance, watering, irrigation; cleaning, snow/ice removal, sanding, garbage and waste collection and disposal including maintenance and replacement of trash receptacles and ash urns, trash compactors, benches, bicycle racks and outdoor furniture; traffic control, security, alarm monitoring, supervising, striping, resurfacing and drainage of parking area, driveways and sidewalks, including but not limited to compliance with all governing codes; all utilities and repairs and maintenance of such including electricity, gas, water, and sewer, and in the event of an enclosed mall or promenade in the Shopping Center for heating and cooling; Tenant’s pro-rata share of whatever management costs are incurred by the Landlord, including, but not limited to salaries and expenses related to management, maintenance and accounting personnel, overhead and operating expenses attributable to the operation of the management office (including, but not limited to telephone, postage, and stationary expenses); rental or lease charges and repairs and replacements to and maintenance and operation of signs, flags, banners or seasonal décor relating to the Shopping Center, whether owned or rented by Landlord, which may be incurred by Landlord in its sole discretion; and depreciation of maintenance equipment. In addition, although the roof(s) of the building(s) in the Shopping Center are not literally part of the Common Area, Landlord and Tenant agree that roof maintenance and repair, but not replacement, shall be included as a common area maintenance item to the extent not specifically allocated to Tenant under this Lease or to another tenant pursuant to its lease. Landlord’s fee for the administration of all the above items shall be fifteen (15%) percent of the total annual Common Area costs excluding utilities. Excluded from Common Area costs are capital expenditures, ad valorem taxes, assessments, and depreciation of Landlord’s original investment.
(f)	The proportionate share of Common Area costs to be paid by Tenant shall be computed on the ratio that the total gross leasable area of the Demised Premises bears to the total gross leasable area of all buildings (excluding Common Areas) within the Shopping Center; provided that, in no event shall such share be less than the amount specified in Section 1(m) above. Notwithstanding the foregoing, if during the Lease Term Landlord permits any tenant or occupant in the Shopping Center to perform any item of Common Area costs for its sole benefit and at its sole expense in lieu of Landlord’s performance thereof (which Common Area cost item is typically provided by Landlord to all tenants of the Shopping Center and the cost of which would be included in Common Area costs pursuant to Section 6(e), then Landlord shall have the right but not the obligation, to equitably allocate the Common Area cost of such specific Common Area item so that only those tenants in the Shopping Center that directly or indirectly benefit from such Common Area item shall pay such Common Area cost (such tenants shall be hereinafter referred to as “Cost Pool Tenants”. Each Cost Pool Tenant’s share of such Common Area cost shall be a fraction with a numerator equal to the leasable square footage of the Cost Pool Tenant’s premises and the denominator equal to the sum of the leasable square footage of all Cost Pool Tenants’ premises. Tenant shall make estimated monthly payments to Landlord, and Landlord may at its option make other periodic charges for conditions that exceed the estimated annual cost of operation and maintenance of the Common Area. These expenses are payable in advance but subject to adjustment after the end of the year on the basis of the actual cost for such year. Within ten (10) days after delivery to Tenant of such actual cost adjustment by Landlord, Tenant shall pay to Landlord any additional monies due. Provided that Tenant is not in default, Landlord shall credit Tenant’s excess, if any, to its next scheduled payment.
SECTION 7: USE AND CARE OF PREMISES.
(a)	The Demised Premises may be used only for the purpose or purposes specified in Section 1(r) and for no other purpose without the prior written consent of Landlord. Tenant shall use in the transaction of business in the Demised Premises the trade name specified in Section 1(e) above and no other trade name without the prior written consent of Landlord. Tenant shall not at any time leave the Demised Premises vacant, but shall in good faith continuously throughout the Lease Term conduct business in a reputable manner so as to produce the maximum amount of sales from the Demised Premises, and shall, except during reasonable periods for repairing, cleaning and decorating, keep the Demised Premises open to the public for business with adequate personnel in attendance on all days during all hours (including evenings) established by Landlord from time to time as store hours for the Shopping Center, and during any other hours when the Shopping Center generally is open to the public for business, except to the extent Tenant may be prohibited from being open for business by applicable law, ordinance or governmental regulation. Such that the Shopping Center may be available to customers’ use, the hours shall have a minimum parameter of five (5) days a week, with a minimum of eight (8) hours per day; specifically 10:00 a.m. to 6:00 p.m. Fewer hours require the written consent of Landlord.
(b)	Tenant shall not, without Landlord’s prior written consent, keep anything within the Demised Premises or use the Demised Premises for any purpose which (i) increases the insurance premium cost, or (ii) makes void or voidable any insurance policy carried on the Demised Premises or other parts of the Shopping Center, or (iii) makes any other lease in the Shopping Center void or voidable or would render Landlord in default thereunder, or (iv) constitutes a default under any indebtedness secured by the Shopping Center or any part thereof. All property kept, stored or maintained within the Demised Premises by Tenant shall be at Tenant’s sole risk.
(c)	Tenant shall not conduct within the Demised Premises any fire, auction, bankruptcy, “going-out-of-business”, “lost-our-lease”, or similar sales. Tenant shall not permit any objectionable or unpleasant odors to emanate from the Demised Premises; nor place or permit any radio, television, loudspeaker or amplifier on the roof or outside the Demised Premises or where the same can be seen or heard from outside the building; nor place any antenna, awning or other projection on the exterior of the Demised Premises; nor take any other action which in the exclusive judgment of Landlord, would constitute a public or private nuisance or would disturb or endanger other tenants of the Shopping Center or unreasonably interfere with their respective premises; nor do anything which would tend to injure the reputation of the Shopping Center.
(d)	Tenant shall take good care of the Demised Premises and keep the same free from waste at all times. Tenant shall keep the Demised Premises and sidewalks, service-ways and loading areas adjacent to the Demised Premises neat, clean and free from dirt or rubbish at all times, and shall store all trash and garbage within the Demised Premises, until disposed of in dumpsters provided. Receiving and delivery of goods and merchandise and removal of garbage and trash shall be made only in the manner and areas prescribed by Landlord. Landlord may, at its sole option, arrange for collection of all trash and garbage and, should Landlord exercise such option, Tenant’s proportionate share of the cost thereof will be a part of its Common Area cost. Tenant shall not operate an incinerator or burn trash or garbage within the Shopping Center area. If Tenant is a restaurant, Tenant shall keep a grease trap properly serviced and free of odor and clean at all times and at Tenant’s sole expense. There shall be no outside storage of grease that does not meet with Landlord’s approval; and if approved, the storage area shall be kept washed and clean at Tenant’s expense. All trash shall be disposed of in heavy-duty plastic bags, securely tied and placed into dumpsters. All non-waxed cardboard shall be flattened and recycled.
(e)	Tenant shall maintain all display windows in a neat, attractive condition, and shall keep all display windows, exterior electric signs lighted from dusk until 11:00 p.m., or such other hours as Landlord may from time to time in its sole discretion designate, every day, including Sundays and holidays.
(f)	Tenant shall procure at its sole expense any permits and licenses required for the transaction of business in the Demised Premises and otherwise comply with all applicable laws, ordinances, and governmental regulations.
SECTION 8: MAINTENANCE AND REPAIR OF PREMISES.
(a)	Landlord shall keep the foundation, the exterior walls (except plate glass windows, doors, door closure devices, special store fronts and other exterior openings; window and door frames, molding, locks and hardware; signs, placards, decorations or advertising media of any type; and interior painting or other treatment of exterior walls) and roof of the Demised Premises in good repair, except that Tenant shall be required to make all repairs occasioned by the act or negligence of Tenant, its agents, employees, subtenants, licensees and concessionaires. In the event that the Demised Premises should become in need of repairs required to be made by Landlord hereunder, Tenant shall give immediate written notice thereof to Landlord; and Landlord shall not be responsible in any way for failure to make any such repairs until a reasonable time shall have elapsed after delivery of such written notice. Landlord and Tenant expressly agree that all repairs, maintenance, management and other services to be performed by Landlord or Landlord’s agents exclusively consists of the exercise of professional judgment by such service providers, and Tenant expressly waives any claims for breach of warranty arising from the performance of such services. Other than as set out in this Lease, Landlord shall be under no obligation to perform any repair, maintenance or management services in the Demised Premises or the surrounding Common Areas, and Tenant shall be fully responsible at its expense for all repair, maintenance and management services other than those which are expressly assumed by Landlord.
(b)	Tenant shall keep the Demised Premises clean and habitable and in first class condition and repair and shall at its sole cost and expense keep the Demised Premises free of insects, termites, rodents, vermin and other pests and make all needed repairs and replacements, including replacement of cracked or broken glass, except for repairs and replacements required to be made by Landlord under the provisions of Sections 8(a), 17 or 18. Without limiting the coverage of the previous sentence, it is understood that Tenant’s responsibilities therein include the repair, maintenance and replacement of all lighting (including electric light bulbs, tubes, tube casings and ballasts), heating, air conditioning, plumbing and other electrical, mechanical and electromotive installation, equipment and fixtures and also include all utility repairs and maintenance in wiring ducts, conduits, pipes and wiring, keeping all free from obstruction and protected against ice and freezing and any sewer stoppage located in, under and above the Demised Premises. Tenant shall be responsible for preventive maintenance on the heating, ventilation and air conditioning systems (HVAC) and shall retain, and furnish on request to Landlord, evidence of semi-annual maintenance and inspection contract for such systems. If any repairs or maintenance required to be made by Tenant hereunder are not made within ten (10) days after written notice delivered to Tenant by Landlord, Landlord may at its option make such repairs or maintenance without liability to Tenant for any loss or damage which may result to its stock or business by reason of such repairs or maintenance; and Tenant shall pay to Landlord upon demand, as additional rent hereunder, the cost of such repairs or maintenance plus interest at the maximum lawful rate (but in no event to exceed one and one half percent (1 1/2%) per month), such interest to accrue continuously from the date of payment by Landlord until repayment by Tenant. Notwithstanding the above, Landlord shall warranty the HVAC for the first six (6) months of the Lease Term. At the expiration of this Lease, Tenant shall surrender the Demised Premises in good condition excepting reasonable wear and tear.
SECTION 9: ALTERATIONS.
(a)	Tenant shall not make any alterations, additions or improvements to the Demised Premises without the prior written consent of Landlord, except for the installation of unattached, movable trade fixtures that may be installed without drilling, cutting or otherwise defacing the Demised Premises. Without limiting the generality of the preceding sentence, any installation or replacement of Tenant’s heating or air conditioning equipment shall be effected strictly in accordance with Landlord’s instructions. All alterations, additions, improvements and fixtures (other than unattached, movable trade fixtures) which may be made or installed by either party upon the Demised

Premises shall remain upon and be surrendered with the Demised Premises and become the property of Landlord at the termination of this Lease, unless Landlord requests their removal in which event Tenant shall remove the same and restore the Demised Premises to their original condition at Tenant’s expense. Any linoleum, carpeting or other floor covering of similar character that may be cemented or otherwise adhesively affixed to the floor of the Demised Premises shall become the property of Landlord without credit or compensation to Tenant. Tenant shall submit plans and specifications for Landlord’s approval of all improvements and work to be done by Tenant within the Demised Premises prior to the commencement of any such work.
(b)	All construction work done by Tenant within the Demised Premises shall be performed in a good and workmanlike manner, in compliance with all governmental requirements, and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Shopping Center. Tenant agrees to pay for all cost of alterations, additions or improvements, and to indemnify Landlord and hold Landlord harmless against any loss, liability or damage resulting from such work, and Tenant shall, if requested by Landlord, furnish bond or other security satisfactory to Landlord against any such loss, liability or damage.
(c)	In the event that Tenant uses a general contractor to perform construction work within the Demised Premises, Tenant shall, prior to the commencement of such work, require said general contractor to execute and deliver to Landlord a waiver and release of any and all claims against Landlord and liens against the Shopping Center to which such contractor might at any time be entitled and to execute and record a Bond to Pay Claims in accordance with Chapter 53 of the Texas Property Code, as such may be amended, superseded or replaced from time to time, and shall deliver a copy of the recorded bond to Landlord. The delivery of the waiver and release of lien and the bond shall be a condition precedent to Tenant’s ability to enter on and begin its construction work at the Demised Premises and, if applicable, to any reimbursement from Landlord for its construction work.
(d)	In the event that Landlord elects to remodel all or any portion of the Shopping Center, Tenant will cooperate with such remodeling, including Tenant’s tolerating temporary inconveniences (and even the temporary removal of Tenant’s signs in order to facilitate such remodeling, as it may relate to the exterior of the Demised Premises).
SECTION 10: LANDLORD’S RIGHT OF ACCESS; USE OF ROOF.
(a)	Landlord shall have the right to enter upon the Demised Premises, upon 48 hours advance notice except in the case of an emergency, for the purpose of inspecting the same, or of making repairs to the Demised Premises, or of making repairs, alterations or additions to adjacent premises, or of showing the Demised Premises to prospective purchasers, lessees or lenders, or for any other reason in Landlord’s discretion.
(b)	Use of the roof and all air space, heights, elevation rights and uses above the roof of the Demised Premises is reserved to Landlord, and Tenant or Tenant’s agents, contractors or designees must first have written approval of Landlord to access the roof for Tenant’s repairs or remodeling. There shall be no roof penetration in connection with the installation of any Tenant fixture or improvement on the Demised Premises.
SECTION 11: SIGNS; STORE FRONTS.
(a)	Tenant shall not, without Landlord’s prior written consent (i) make any changes to the store front, exterior walls, roof, foundation or any other part of the building, or (ii) install any exterior lighting, decorations, or paintings, or (iii) erect or install any signs, window or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Demised Premises, excepting only dignified displays of customary type professionally made (hand scribed signs being prohibited) for its display windows. All signs, lettering, placards, decoration and advertising media shall conform in all respects to the sign criteria established by Landlord for the Shopping Center from time to time in the exercise of its sole discretion, and shall be subject to the prior written approval of Landlord as to construction, method of attachment, size, shape, height, lighting, color and general appearance all as more particularly set forth in EXHIBIT “D”. All signs shall be kept in good condition and in proper operating order at all times. Landlord reserves the right to remove unauthorized signage upon notice to Tenant.
(b)	Tenant agrees upon the Commencement Date, to have a sign installed and operative according to Landlord’s sign criteria (as set forth in EXHIBIT “D”. Upon vacating the Demised Premises or upon removal or alteration of its sign, Tenant shall be responsible for repair, painting and/or replacement of building fascia surface where sign is attached.
SECTION 12: UTILITY SERVICE.
(a)	Subject to definable limitations, Landlord agrees to provide and maintain the necessary mains, conduits and other means necessary to supply water, gas, electricity, telephone service and sewerage service to the Demised Premises. Tenant shall be responsible for the delivery of service within the Demised Premises.
(b)	Tenant shall promptly pay all charges for electricity, water, gas, telephone service, sewerage service and other utilities furnished to the Demised Premises. Landlord may, if it so elects, furnish one or more utility services to Tenant, and in such event Tenant shall purchase the use of such services as are tendered by Landlord, and shall pay on demand as additional rental the rates established therefor by Landlord which shall not exceed the rates which would be charged for the services if furnished by the local public utility companies. Landlord may at any time discontinue furnishing any such service without obligation to Tenant other than to connect the Demised Premises to the public utility, if any, furnishing such service.
(c)	Landlord shall not be liable for supplying any such utilities or for any interruption, reduction or discontinuance whatsoever in utility services not furnished by Landlord, nor for interruptions, reductions or discontinuances in utility service furnished by Landlord which are due to fire, accident, strike, acts of God, governmental action, shortages, or other similar shortages or reductions or other causes beyond the control of Landlord or which would cause such services to be economically impractical or which are necessary or useful in connection with making alterations, repairs or improvements. Tenant shall be responsible for the installation and maintenance of any dilution tanks, holding tanks, settling tanks, sewer sampling devices, sand traps, grease traps or similar devices as may be required by any governmental authority for Tenant’s use of the sanitary sewer system. Tenant shall be responsible for any registration and upkeep of same as may be required by such legislation of governmental authorities.
(d)	Tenant may not use the services of an alternative electricity service provider (an “ASP”) rather than the public utility that is servicing the Shopping Center as of the date of Tenant’s execution of this Lease, and no ASP may provide service to Tenant or to install its lines or other equipment within the Shopping Center, without obtaining the prior consent of Landlord. Landlord’s consent under this Section 12(d) shall not be deemed any kind of warranty or representation by Landlord, including, without limitation as to the suitability or competence of any ASP. Further, if Landlord consents to Tenant’s use of an ASP, then Tenant acknowledges and agrees that (1) all electricity services desired by Tenant shall be ordered and utilized at the sole expense of Tenant; (2) Landlord has no obligation or liability with respect to the interruption or discontinuation, for whatever reason, of ASP service; and (3) TENANT SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS LANDLORD FOR ALL CLAIMS, FINES, SUITS, LOSSES, COSTS, LIABILITIES, DEMANDS, EXPENSES, ACTIONS AND JUDGMENTS (COLLECTIVELY, “CLAIMS”) AGAINST LANDLORD CAUSED BY OR ARISING OUT OF, EITHER DIRECTLY OR INDIRECTLY, ANY ACTS OR OMISSIONS BY ASP (INCLUDING THOSE CLAIMS RESULTING IN ANY WAY FROM THE NEGLIGENCE OF LANDLORD). Landlord’s refusal to consent to any prospective ASP is not a default or breach by Landlord of its obligations under this Lease unless and until Landlord is adjudicated in a final and unappealable court decision to have acted recklessly or maliciously with respect to its refusal. Further, Landlord may at any time and from time to time during the Lease Term require Tenant to contract for electricity service with a different ASP or ASPs if the change in ASP will not raise Common Area costs or Tenant’s electricity costs for the Demised Premises.
SECTION 13: INTENTIONALLY OMITTED.
SECTION 14: INDEMNITY AND PUBLIC LIABILITY INSURANCE.
(a)	Landlord shall not be liable to Tenant or to Tenant’s employees, agents or visitors, or to any other person whomsoever, for any injury to person or damage to property in or about the Demised Premises or the Common Area caused by the negligence or misconduct of Tenant, its employees, subtenants, licensees or concessionaires, or of any person entering the Shopping Center under express or implied invitation of Tenant, or arising out of the use of the Demised Premises by Tenant and the conduct of its business therein, or arising out of any breach or default by Tenant in the performance of its obligations hereunder; and Tenant hereby agrees to indemnify Landlord and hold it harmless from any loss, expense or claims arising out of such damage or injury.
(b)	Tenant shall procure and maintain throughout the Lease Term a commercial general liability policy or policies of insurance, at its sole cost and expense, insuring both Landlord and Tenant against all claims, demands or actions arising out of or in connection with Tenant’s use or occupancy of the Demised Premises, the limits of such policy or policies to be in an amount not less than $1,000,000 combined single limit, and to be written by insurance companies approved by and registered with the Texas State Board of Insurance written on an “occurrence” basis on Insurance Services Office, Inc. form CG 0001 0196 or an equivalent occurrence basis form reasonably satisfactory to Landlord. Landlord and Landlord’s property management company shall be named as additional insureds on each of Tenant’s insurance policies. Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days prior to cancellation of such insurance. Such policies or duly executed certificates of insurance shall be promptly delivered to Landlord prior to occupancy of the Demised Premises, and all renewals thereof shall be delivered to Landlord not less than ten (10) days prior to the expiration date of the respective policy terms. If Tenant should fail to comply with the foregoing requirements relating to insurance, Landlord may obtain such insurance and Tenant shall pay to Landlord on demand, as additional rent hereunder, the premium cost thereof plus interest at the maximum lawful rate (but in no event to exceed 1 1/2% per month) from date of payment by Landlord until repaid by Tenant.
(c)	UNLESS THE WAIVER HEREINAFTER EXPRESSED OPERATES TO VOID OR DIMINISH INSURANCE COVERAGE CURRENTLY IN EFFECT BY LANDLORD, NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, LANDLORD AND TENANT HEREBY WAIVE ANY AND ALL RIGHTS OF RECOVERY, CLAIMS, ACTIONS, OR CAUSES OF ACTION AGAINST EACH OTHER, THEIR AGENTS, OFFICERS, AND EMPLOYEES, FOR ANY LOSS OR DAMAGE THAT MAY OCCUR TO THE DEMISED PREMISES, IMPROVEMENTS, INVENTORY, OR TO ANY BUILDING ON THE DEMISED PREMISES, BY REASON OF FIRE, THE ELEMENTS OR ANY OTHER CAUSES WHICH ARE INSURED AGAINST UNDER THE TERMS OF STANDARD FIRE AND EXTENDED COVERAGE INSURANCE POLICIES, REGARDLESS OF COST OR ORIGIN, INCLUDING NEGLIGENCE OF LANDLORD OR TENANT AND THEIR AGENTS, OFFICERS, AND EMPLOYEES. BECAUSE THIS SECTION WILL PRECLUDE THE ASSIGNMENT OF ANY CLAIM MENTIONED IN IT BY WAY OF SUBROGATION (OR OTHERWISE) TO AN INSURANCE COMPANY (OR ANY OTHER PERSON), TENANT AGREES IMMEDIATELY TO GIVE TO EACH INSURANCE COMPANY WHICH HAS ISSUED TO IT POLICIES OF FIRE AND EXTENDED COVERAGE INSURANCE, WRITTEN NOTICE OF THE TERMS OF THE MUTUAL WAIVERS CONTAINED IN THIS SECTION, AND TO HAVE THE INSURANCE POLICIES PROPERLY ENDORSED, IF NECESSARY, TO PREVENT THE INVALIDATION OF THE INSURANCE COVERAGE BY REASON OF THE MUTUAL WAIVERS CONTAINED IN THIS SECTION.
(d)	All trade furnishings, fixtures and equipment as well as improvements paid for by Tenant in the Demised Premises, which are supplied and installed at the sole expense of Tenant, shall be insured at Tenant’s expense. Landlord shall not be liable for any damage to the property of Tenant or others located on the Demised Premises, nor for the loss of or damage to any property of Tenant or others by theft or otherwise. Landlord shall not be liable for damage to such property resulting from fire, explosion, falling plaster, steam, gas, electricity, dampness, water or leaks from any part of the Demised Premises (including the pipes, appliances, or plumbing work therein) or from any other place, or by any other cause of whatsoever nature. All property of Tenant or other persons kept or stored on the Demised Premises shall be so kept or stored at the risk of Tenant or such other persons, and Tenant shall hold Landlord harmless from claims arising out of damage to same, including subrogation claims by Tenant’s or such other person’s insurance carrier.

SECTION 15: OTHER INSURANCE.
(a)	Landlord agrees to keep all buildings and improvements within the Shopping Center insured against fire and extended coverage perils to be the extent of the full insurable value (with replacement cost endorsement) and liability insurance (plus whatever endorsements or special coverages Landlord, in its sole discretion, may consider appropriate) to the extent necessary to comply with Landlord’s obligations under this Lease. If Tenant’s use of the Demised Premises increases the insurance premium on policies maintained by Landlord over the premium charged for normal retail and service uses, then Tenant shall be responsible for and pay the amount of such increase.
(b)	If Tenant makes any additions or alterations or changes in its operations or vacates the Demised Premises and thereby causes an increase in the insurance premiums, Tenant shall pay to Landlord the amount of such increase.
(c)	Any insurance carried by Landlord or Tenant against loss or damage to the building and other improvements within the Shopping Center or the Demised Premises shall be carried for the benefit of Landlord to the extent of loss or damage to the building or improvements within the Shopping Center and for the benefit of Tenant to extent of loss or damage to improvements in the Demised Premises owned by Tenant.
(d)	As additional rent during the Lease Term, Tenant will promptly reimburse Landlord on demand all insurance costs for coverage of the Shopping Center and the Demised Premises. Such insurance costs for fractional parts of the first and last year of the Lease Term shall be prorated for the commencement or termination year by the following formula:

Multiply the number of days Tenant occupied the Demised Premises by Tenant’s share of insurance costs and divide that quotient by 365.
(e)	The copy of the invoice for insurance charges submitted by Landlord to Tenant shall be sufficient evidence of the amount of insurance charges against the property to which the bills relate. Tenant’s pro rata share of actual insurance charges for a given year shall be the result of the actual insurance charges for such year multiplied by a fraction, the numerator of which is the total gross leasable area of the Demised Premises set forth in Section 1(i) and the denominator of which is the total gross leasable area in the Shopping Center. Tenant’s share of the actual insurance costs for the calendar year in which the commencement of this Lease occurs is estimated as set forth in Section 1(o) hereof, payable monthly by Tenant to Landlord on the same date monthly rental is due. For the first partial year and for each calendar year during the Lease Term, Tenant shall pay to Landlord on the date the Minimum Guaranteed Rental is due, one twelfth (1/12) of the estimated insurance costs for the current year, or if none have been estimated by Landlord, then one twelfth (1/12) of the actual insurance costs of the immediately preceding calendar year. Within ten (10) days from Tenant’s receipt from Landlord of a statement of the actual insurance costs for such year or partial year, Tenant shall pay to Landlord the amount of the excess, if any, between Tenant’s share of actual insurance costs for such year or partial year and the estimated amount theretofore paid by Tenant for such period. If Tenant’s share of actual insurance costs for any calendar year or partial year during the Lease Term for which Tenant has made payment to Landlord hereunder is less than the estimated amount theretofore paid by Tenant for such year, such excess amount paid by Tenant shall: (i) be credited against the next maturing installment due from Tenant to Landlord for Tenant’s share of actual insurance costs, or (ii) if paid for the last year of the Lease Term and Tenant is not in default, be refunded by Landlord to Tenant upon expiration of the Lease.
(f)	Tenant shall at its cost, maintain insurance covering: (i) its personal property and improvements installed providing protection against fire and extended coverage, sprinkler damage, vandalism and malicious mischief; (ii) all plate glass in the Demised Premises; (iii) liquor law liability, if applicable; (iv) signage; and (v) pollution and contamination on the Demised Premises if applicable. All coverage shall be written with replacement cost endorsement.
SECTION 16: NON-LIABILITY FOR CERTAIN DAMAGE.
Landlord and its agents and employees shall not be liable to Tenant for any injury to person, damage to property, or losses due to business interruptions caused by the Demised Premises or other portions of the Shopping Center becoming out of repair, or by defects or failure of equipment, pipes or wiring, or broken glass, or by the backing up of drains, or by gas, water, steam, electricity or oil leaking, escaping, or flowing into the Demised Premises (except where due to Landlord’s willful failure to make repairs required to be made hereunder, after the expiration of a reasonable time after written notice to Landlord of the need for such repairs); nor shall Landlord be liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Shopping Center or of any other persons whomsoever, excepting only duly authorized employees and agents of Landlord.
SECTION 17: DAMAGE BY CASUALTY.
(a)	Tenant shall give immediate written notice to Landlord of any damage caused to the Demised Premises by fire or other casualty.
(b)	In the event that the Demised Premises shall be damaged or destroyed by fire or other casualty insurable under standard fire and extended coverage insurance and Landlord does not elect to terminate this Lease as hereinafter provided, Landlord shall proceed with reasonable diligence and at its sole cost and expense to rebuild and repair the Demised Premises. In the event (i) the building in which the Demised Premises are located shall be destroyed or substantially damaged by a casualty not covered by Landlord’s insurance; or (ii) such building shall be destroyed or rendered untenantable to an extent in excess of fifty percent (50%) of the floor area by casualty covered by Landlord’s insurance; or (iii) such building be damaged to such extent that the remaining Lease Term is not sufficient to amortize the cost of reconstruction; or (iv) the holder of a mortgage, deed of trust or other lien on the Demised Premises at the time of the casualty elects, pursuant to such mortgage, deed of trust or lien, to require the use of all or part of Landlord’s insurance proceeds in satisfaction of all or part of the indebtedness secured by the mortgage, deed of trust or other lien, then Landlord may elect either to terminate this Lease or to proceed to rebuild and repair the Demised Premises. Landlord shall give written notice to Tenant of such election within ninety (90) days after the occurrence of such casualty, and if Landlord elects to rebuild and repair the Demised Premises, it shall proceed to do so with reasonable diligence and at its sole cost and expense. If despite Landlord’s best efforts, Tenant shall be deprived of the Demised Premises for a period of two hundred twenty-one (221) days or longer, Tenant shall have the option to terminate this Lease by providing Landlord thirty (30) days prior written notice.
(c)	Landlord’s obligation to rebuild and repair under this Section shall in any event be limited to restoring (i) the Demised Premises to substantially the condition in which the same existed prior to such casualty, exclusive of any alterations, additions, improvements, fixtures and equipment installed by Tenant; or (ii) Landlord’s Work as described in EXHIBIT “C”, if any, to substantially the same condition in which the same existed prior to the casualty, as the case may be. Tenant agrees that promptly after completion of such work by Landlord, Tenant will proceed with reasonable diligence and at Tenant’s sole cost and expense to restore, repair and replace all alterations, additions, improvements, fixtures, signs and equipment installed by Tenant as described in EXHIBIT “C”, if any.
(d)	Tenant agrees that during any period of reconstruction or repair of the Demised Premises it will continue the operation of its business within the Demised Premises to the extent practicable. During the period from the occurrence of the casualty until Landlord’s repairs are completed, the Minimum Guaranteed Rental shall not be affected thereby and there shall be no abatement of the Percentage Rental and other charges provided for herein unless more than twenty percent (20%) of the floor area of the Demised Premises shall have been damaged by such casualty; and then such Minimum Guaranteed Rental shall be reduced to the extent as may be fair and reasonable under the circumstances.
SECTION 18: EMINENT DOMAIN.
(a)	If more than ten percent (10%) of the floor area of the Demised Premises should be taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by private purchase in lieu thereof, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective on the date physical possession is taken by the condemning authority.
(b)	If less than ten percent (10%) of the floor area of the Demised Premises should be taken as aforesaid, this Lease shall not terminate; however, the Minimum Guaranteed Rental payable hereunder during the unexpired portion of this Lease shall be reduced in proportion to the area taken, effective as of the date physical possession is taken by the condemning authority. Following such partial taking, Landlord shall make all necessary repairs or alterations to the remaining portion of the Demised Premises or, if an EXHIBIT “C” is attached hereto, all necessary repairs or alterations within the scope of Landlord’s Work as described in EXHIBIT “C”, as the case may be, required to make the remaining portions of the Demised Premises an architectural whole.
(c)	If any part of the Common Area of the Shopping Center should be taken as aforesaid, this Lease shall not terminate, nor shall the rent payable hereunder be reduced, except that either Landlord or Tenant may terminate this Lease if the area of the Common Area of the Shopping Center remaining following such taking plus any additional parking area provided by Landlord in reasonable proximity to the Shopping Center shall be less than seventy percent (70%) of the area of the Common Area of the Shopping Center immediately prior to the taking. Any election to terminate this Lease in accordance with this provision shall be evidenced by written notice of termination delivered to the other party within thirty (30) days after the date physical possession is taken by the condemning authority.
(d)	All compensation awarded for any taking (or the proceeds of private sale in lieu thereof) of the Demised Premises or any Common Area shall be the property of Landlord, and Tenant hereby assigns its interest in any such award to Landlord; provided, however, Landlord shall have no interest in any award made to Tenant for loss of business or for the taking of Tenant’s fixtures and other property if a separate award for such items is made to Tenant.
SECTION 19: ASSIGNMENT AND SUBLETTING.
(a)	Provided that Tenant shall not be in default of any of its obligations hereunder, Tenant may, without Landlord’s consent, assign this Lease or sublet the Demised Premises to any Affiliate (hereinafter defined) of Tenant, provided that (i) Tenant provides Landlord a copy of the sublease or the assignment within 10 days after its execution, (ii) the total assets and net worth of such assignee or sublessee shall not be less than that of Tenant immediately prior to such assignment or sublease and (iii) such successor shall execute an instrument in writing reasonably satisfactory to Landlord fully assuming all of the obligations and liabilities imposed upon Tenant hereunder and shall deliver the same to Landlord. No such assignment or subletting shall operate to relieve Tenant from any liability hereunder. The term “Affiliate” means any entity that acquires all or part of Tenant, or that is acquired in whole or in part by Tenant, or which entity, directly or indirectly, controls, is controlled by, or is under common control with Tenant. For purposes of this Paragraph 19(a), “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or by contract or otherwise.
(b)	Provided that Tenant shall not be in default of any of its obligations hereunder, Tenant shall have the further right to sublet portions of the Demised Premises with Landlord’s approval of the Tenant and the form of the sublease, which approval will not be unreasonably withheld, subject to Section 19(d). In the event of such a sublet, the Tenant and Landlord shall share equally in the net profits realized by the Tenant on account of said sublease. Should Tenant sublet the entire Demised Premises during any Lease Term of this Lease, Landlord shall have the option to enter into a direct lease with the subtenant upon the renewal thereof and, in such event, the Tenant shall be relieved of any further liabilities or benefits under the terms of this Lease.
(c)	Should Tenant at any time during the Lease Term desire to assign this Lease or sublet the Demised Premises to a party other than a party under Section 19(a) above, Tenant shall furnish Landlord with thirty (30) days or more advance written notice (prior to the date of such proposed assignment) specifying therein the date of such proposed assignment or subletting, the name and address of the proposed assignee or subtenant, and, if a corporation or partnership, its principals and the nature of the business proposed to be conducted in the Demised

Premises by said assignee or subtenant. Any attempted assignment or sublease by Tenant or any attempted reorganization of Tenant in violation of the terms of this Section 19 is void.
(d)	If the Tenant proposes under Section 19(b) above to assign this Lease to a party (a “Transferee”) (i) acceptable to Landlord in its reasonable discretion, taking into account such things as existing uses, tenant mix and existing exclusives, (ii) with total assets and net worth of the proposed assignee or subtenant shall not be less than that of Tenant immediately prior to such assignment or sublease, (iii) with a use that will not conflict with any then existing exclusive use given to another tenant of the Shopping Center and (iv) that shall otherwise meet with Landlord’s approval, and if such Transferee delivers to Landlord in recordable form an instrument that contains Transferee’s assumption of liabilities and obligations under the Lease, then Landlord shall accept such assignment or subletting Transferee. Tenant shall reimburse Landlord on demand for any costs that may be incurred by Landlord in connection with any proposed transfer or assignment, including, without limitation, the costs of investigation of the Transferee and the legal costs incurred in connection with documenting the requested transfer.
(e)	Tenant is traded on NASDAQ under symbol DOVR.
(f)	Tenant shall not mortgage, pledge or otherwise encumber or grant any right with respect to its interest in this Lease or in the Demised Premises, without the prior written consent of Landlord.
(g)	In the event of an assignment of this Lease by Tenant, in no event shall the rental payable by Tenant for any calendar year be less than the annual Minimum Guaranteed Rental.
(h)	In the event of the transfer and assignment by Landlord of its interest in this Lease, Landlord shall thereby be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for performance of such obligations. Any security given by Tenant to secure performance of Tenant’s obligations hereunder may be assigned and transferred by Landlord to such successor in interest, and Landlord shall thereby be discharged of any further obligation relating thereto.
SECTION 20: REAL ESTATE TAXES.
(a)	As additional rent for the Lease Term, or any renewal or extension thereof, Tenant will promptly pay real estate taxes, assessments, business taxes, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, operation or possession of the Demised Premises (including personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Demised Premises), or substituted, in whole or in part, for a tax previously in existence by any taxing authority, or assessed in lieu of a tax increase, or paid as rent under any ground lease. Real estate taxes do not include Landlord’s income, franchise or estate taxes (unless such excluded taxes are assessed in lieu of any of the taxes enumerated above).
(b)	The copy of the tax bill submitted by Landlord to Tenant shall be sufficient evidence of the amount of taxes assessed or levied against the parcel of real property to which the bill relates. Tenant’s pro rata share of actual real estate taxes for a given year shall be the result of the actual tax charges for such year multiplied times a fraction, the numerator of which is the total gross leasable area of the Demised Premises, set forth in Section 1(i) and the denominator of which is the total gross leasable area in the Shopping Center or separate tax parcel of which the Demised Premises are a part, whichever is applicable. Notwithstanding the foregoing, if Tenant is a tenant in the Shopping Center with a ground lease that is taxed separately, or Landlord permits a tenant in the Shopping Center to be taxed separately as in the case of a ground lease, then Landlord shall have the right to equitably allocate the tax bill so that Tenant pays its correct share of the taxes. Tenant’s share of the actual taxes for the calendar year in which the commencement of this Lease occurs is estimated as set forth in Section 1(n), payable monthly by Tenant to Landlord on the same date on which the Minimum Guaranteed Rental is due. For the first partial year and for each calendar year during the Lease Term, Tenant shall pay to Landlord on the date the Minimum Guaranteed Rental is due one twelfth (1/12) of the estimated real estate taxes for the current year, or if none have been estimated by Landlord, then one twelfth (1/12) of the actual real estate taxes for the immediately preceding calendar year. Within ten (10) days from Tenant’s receipt from Landlord of a statement of the actual taxes for such year, or partial year, Tenant shall pay to Landlord the amount of the excess, if any, between Tenant’s share of actual taxes for such year or partial year and the estimated amount theretofore paid by Tenant for such period. If Tenant’s share of actual taxes for any calendar year or partial year during the Lease Term for which Tenant has made payment to Landlord hereunder is less than the estimated amount theretofore paid by Tenant for such year, such excess amount paid by Tenant shall: (i) be credited against the next maturing installment due from Tenant to Landlord for Tenant’s share of actual taxes; or (ii) if paid for the last year of the Lease Term and Tenant is not in default, be refunded by Landlord to Tenant upon expiration of the Lease.
(c)	All real estate taxes and assessments herein assumed to be paid by Tenant shall be paid by Landlord before they become delinquent or penalty accrues thereon.

(d)	Intentionally omitted.
(e)	Tenant shall be liable for all taxes levied against personal property and trade fixtures owned by Tenant in the Demised Premises. If any such taxes are levied against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property and trade fixtures owned by Tenant and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder.
(f)	If Tenant should fail to pay any taxes, assessments, or governmental charges required to be paid by Tenant hereunder, in addition to any other remedies provided herein, Landlord may, if it so elects, pay such taxes, assessments, and governmental charges. Any sums, including reasonable expenses and legal fees, so paid by Landlord shall be deemed to be additional rental owing by Tenant to Landlord and shall be due and payable upon demand plus interest at the maximum lawful rate (not to exceed 1 1/2% per month) from the date of payment by Landlord until repaid by Tenant.
(g)	Tenant hereby acknowledges that Landlord hires a tax consultant (the “Tax Consultant”) and Tenant agrees to pay its proportionate share of the reasonable cost of the Tax Consultant. Tenant’s share of the cost of the Tax Consultant is a fraction the numerator of which is the gross leasable area of in the Demised Premises and the denominator of which is the gross leasable area of all property owned by Landlord that is the subject of the Tax Consultant’s review, provided in no event shall Tenant’s proportionate share be greater than if the subject of such Tax Consultant’s work consisted only of the Shopping Center.
SECTION 21: DEFAULT BY TENANT AND REMEDIES.
(a)	The following events shall be deemed to be events of default by Tenant under this Lease:
(i)	Tenant shall fail to pay any installment of rent or any other obligation hereunder involving the payment of money and such failure shall continue for a period of ten (10) days after written notice. Notwithstanding the above, Landlord shall only be obligated to provide such written notice to Tenant a maximum of two (2) times in any twelve calendar month period. The next default shall be an automatic default hereunder without any further obligation on the part of Landlord to provide notice thereof.
(ii)	Tenant does not comply with any of the terms of this Lease or any amendment, addendum or exhibit hereto, (other than as described in Subsections (iii) through (xii) below for which no notice is required), and other than the payment of Rent, and does not cure the failure within thirty (30) days after Landlord delivers notice of the failure to Tenant, except that no Event of Default occurs if the failure cannot reasonably be cured within the 30-day period and Tenant commences the cure promptly and diligently completes the cure within a reasonable time, not to exceed 60 days after the last day of the 30-day period.
(iii)	Tenant or any guarantor of Tenant’s obligations under this Lease shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.
(iv)	Tenant or any guarantor of Tenant’s obligations under this Lease shall file a petition under any section or chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of the United States or any State thereof; or Tenant or any guarantor of Tenant’s obligations under this Lease shall be adjudged bankrupt or insolvent in proceedings filed against Tenant or said guarantor.
(v)	A receiver or trustee shall be appointed for the Demised Premises or for all or substantially all of the assets of Tenant or any guarantor of Tenant’s obligations under this Lease.
(vi)	Tenant shall desert or vacate or shall commence to desert or vacate the Demised Premises or any substantial portion of the Demised Premises or shall remove or attempt to remove, without the prior written consent of Landlord, all or a substantial value of Tenant’s goods, wares, equipment, fixtures, furniture, or other personal property.
(vii)	Tenant shall do or permit to be done anything that creates a lien upon the Demised Premises.
(viii)	The business operated by Tenant shall be closed by a failure to pay any governmental taxes required or for any other reason.
(ix)	Tenant shall assign this Lease or sublet the Demised Premises without the prior written consent of Landlord.
(x)	The Demised Premises shall be used for purposes other than those set forth in Section 1(r).
(xi)	Tenant shall use or display signs other than those approved in accordance with Section 11.
(xii)	Tenant shall fail to keep regular business hours or to operate continuously, except as provided for in Section 1(r).
(b)	Upon the occurrence of any such events of default, Landlord shall have the option to pursue any one or more of the following remedies:
(i)	Without any notice or demand whatsoever, take any one or more of the actions permissible at law to insure performance by Tenant of Tenant’s covenants and obligations under this Lease. In this regard, it is agreed that if Tenant deserts the Demised Premises or if the Demised Premises becomes vacant, (1) Landlord may enter upon and take possession of such premises in order to protect them from deterioration and continue to demand from Tenant the monthly rentals and other charges provided in this Lease, without any obligation to relet, (2) but that if Landlord does, at its sole discretion, elect to relet the Demised Premises, such action by Landlord shall not be deemed as an acceptance of Tenant’s surrender of the Demised Premises unless Landlord expressly notifies Tenant of such acceptance in writing pursuant to Section 21(b)(ii) of this Section, Tenant hereby acknowledging that Landlord shall otherwise be reletting as Tenant’s agent and Tenant furthermore hereby agreeing to pay to Landlord on demand any deficiency that may arise between the monthly rentals and other charges provided in this Lease and that actually collected by Landlord. It is further agreed in this regard in the event of any default described in Section 21(a)(ii), Landlord shall have the right to enter upon the Demised Premises, by force if necessary, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to the Tenant from such action.

(ii)	Terminate this Lease by written notice to Tenant, in which event Tenant shall immediately surrender the Demised Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which Landlord may have for possession or arrearages in rent (including any interest which may have accrued pursuant to Section 4 of this Lease), enter upon and take possession of the Demised Premises and expel or remove Tenant and any other person who may be occupying the Demised Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages therefor; and Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, said loss and damage to be determined by either of the following alternative measures of damages:
(1)	Until Landlord is able through reasonable efforts, the nature of which efforts shall be at the sole discretion of Landlord, to relet the Demised Premises, Tenant shall pay to Landlord on or before the first day of each calendar month, the monthly rentals and other charges provided in this Lease. After the Demised Premises have been relet by Landlord, Tenant shall pay to Landlord on the 20th day of each calendar month the difference between the monthly rentals and other charges provided in this Lease for the preceding calendar month and that actually collected by Landlord for such month. If it is necessary for Landlord to bring suit in order to collect any deficiency, Landlord shall have the right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Landlord to bring a similar action for any subsequent deficiency or deficiencies. Any amount collected by Landlord from subsequent tenants for any calendar month, in excess of the monthly rentals and other charges provided in this Lease, shall be credited to Tenant in reduction of Tenant’s liability for any calendar month for which the amount collected by Landlord will be less than the monthly rentals and other charges provided in this Lease; but Tenant shall have no right to such excess other than the above described credit.

(2)	When Landlord desires, Landlord may demand a final settlement. Upon demand for a final settlement, Landlord shall have a right to, and Tenant hereby agrees to pay, the difference between the total monthly rentals and other charges provided in this Lease for the remainder of the Lease Term and the reasonable rental value of the Demised Premises for such period, such difference to be discounted to present value at a rate equal to the highest rate of interest which is allowed by law in the State of Texas when the parties to a contract have not agreed on any particular rate of interest.
(iii)	Terminate Tenant’s right of possession (but not this Lease) and may repossess the Demised Premises by forcible entry and detainer suit or otherwise, without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant and without terminating this Lease, in which event Landlord may, but shall be under no obligation to do so, relet the same for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting, Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Demised Premises as may be reasonably necessary or desirable: and (1) if Landlord shall fail or refuse to relet the Demised Premises, or (2) if the same are relet and a sufficient sum shall not be realized from such reletting after first deduction therefrom, for retention by Landlord, the unpaid rent due hereunder earned but unpaid at the time of reletting plus interest thereon at the maximum lawful rate (not to exceed 1 1/2% per month), the cost of recovering possession (including legal fees and costs of suit), all of the costs and expenses of such decorations, repairs, changes, alterations, and additions, the expense of such reletting (including without limitation brokerage fees and legal fees) and the cost of collection of the rent accruing therefrom to satisfy the rent provided for in this Lease to be paid: the (a) Tenant shall pay to Landlord as damages a sum equal to the monthly rentals and other charges provided in this Lease for such period or periods, plus the cost of recovering possession of the Demised Premises (including legal fees and cost of suit), the unpaid rent earned at the time of repossession plus interest thereon at the maximum lawful rate (not to exceed 1 1/2% per month), and the cost incurred in any attempt by Landlord to relet the Demised Premises: or (b) if the Demised Premises have been relet, the Tenant shall satisfy and pay any such deficiency. Landlord may file suit to recover any sums falling due under the terms of this Section from time to time. Such reletting shall not be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention is given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.
(iv)	The following provisions shall override and control any conflicting provisions of Section 93.002 of the Texas Property Code, as amended, as well as any successor statute governing the right of a landlord to change the door locks of commercial tenants. In the event of default or if Tenant breaches any term, covenant or condition of this Lease, Landlord is entitled and is hereby authorized, without any further notice to Tenant except as expressly provided herein, to enter upon the Demised Premised by use of a master key, a duplicate key, or other peaceable means, and to change, alter, and/or modify the door locks on all entry doors of the Demised Premises, thereby permanently excluding Tenant and its officers, principals, agents, employees and representatives therefrom. In the event that Landlord has either permanently repossessed the Demised Premises pursuant to the foregoing provisions of this Lease, or has terminated this Lease by reason of Tenant’s default, Landlord shall not thereafter be obligated to provide Tenant with a key to the Demised Premises at any time, regardless of any amounts subsequently paid by Tenant; provided, however, that in any such instance, during Landlord’s normal business hours and at the convenience of Landlord, and upon receipt of written request from Tenant accompanied by such written waivers and releases as the Landlord may require, Landlord will (at Landlord’s option) either: (1) escort Tenant or its authorized personnel to the Demised Premises to retrieve any personal belongings or other property of Tenant not subject to the Landlord’s statutory lien or the lien and security interest described in this Lease, or (2) obtain a list from Tenant of such personal property as Tenant intends to remove, whereupon, Landlord shall remove such property and make it available to Tenant at a time and place designated by Landlord. However, if Landlord elects option (2), Tenant shall pay, in cash in advance, all costs and expenses estimated by Landlord to be incurred in removing such property and making it available to Tenant and all moving and/or storage charges theretofore incurred by Landlord with respect to such property. If Landlord elects to exclude Tenant from the Demised Premises without permanently repossessing or terminating pursuant to the foregoing provisions of this Lease, then Landlord shall not be obligated to provide Tenant a key to re-enter the Demised Premises until such time as all delinquent rent and other amounts due under this Lease have been paid in full and all other defaults, if any, have been completely cured to Landlord’s satisfaction (if such cure occurs prior to any actual permanent repossession or termination), and Landlord has been given assurance reasonably satisfactory to Landlord evidencing Tenant’s ability to satisfy its remaining obligations under this Lease. During any such temporary period of exclusion, Landlord will, during Landlord’s regular business hours and at Landlord’s convenience, upon receipt of written request from Tenant and accompanied by such written waivers and releases as Landlord may require, escort Tenant or its authorized personnel to the Demised Premises to retrieve personal belongings of Tenant or its employees, and such other property of Tenant as is not subject to the Landlord’s statutory lien or the lien and security interest described in this Lease.
(c)	If Landlord elects to exercise the remedy prescribed in Section 21(b)(i) above, this election shall in no way prejudice Landlord’s right at any time thereafter to cancel said election in favor of the remedy prescribed in Section 21(b)(ii) above, provided that at any time of such cancellation Tenant is still in default. Similarly, if Landlord elects to compute damages in the manner prescribed by Section 21(b)(ii)(1) above, this election shall in no way prejudice Landlord’s right at any time thereafter to demand a final settlement in accordance with Section 21(b)(ii)(2) above. Pursuit of any of the above remedies shall not preclude pursuit of any remedies prescribed in other sections of this Lease and any other remedies provided by law. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.
(d)	It is expressly agreed that in determining “the monthly rentals and other charges provided in this Lease,” as that term is used throughout Subsections (i), (ii) and (iii) of Section 21(b) above, there shall be added to the Minimum Guaranteed Rentals (as specified in Section 1(k) of this Lease) a sum equal to the charges for maintenance of the Common Area (as specified in Section 6 of this Lease), the charges for taxes and insurance plus one twenty-fourth (1/24) of the total of all Percentage Rentals required to be paid by Tenant because of Gross Sales during the two full calendar years immediately preceding the date Landlord initiated action pursuant to said Subsections (or, in two full calendar years have not then elapsed, to the corresponding fraction of all Percentage Rentals required to be paid because of Gross Sales during the period commencing with the Commencement Date of this Lease and concluding with the date on which Landlord initiated such action).
(e)	It is further agreed that, in addition to payments required pursuant to Subsections (i), (ii) and (iii) of Section 21(b), Tenant shall compensate Landlord for all expenses incurred by Landlord in repossessing (including any increase in insurance premiums caused by the vacancy of the Demised Premises) and all reasonable expenses incurred by Landlord in reletting, including among other expenses, repairs, remodeling, replacements, advertisements and brokerage fees.
(f)	If on account of any breach or default by Tenant in its obligations hereunder, Landlord shall employ an attorney to enforce or defend any of Landlord’s rights or remedies hereunder, Tenant agrees to pay all court costs and any reasonable legal fees incurred by Landlord in such connection.
(g)	Landlord hereby acknowledges receipt from Tenant of the sum stated in Section 1(p) above and it will be applied to the first accruing installment of rent. Landlord further acknowledges receipt from Tenant of the sum stated in Section 1(q) above to be held by Landlord without interest as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood that the Security Deposit is not an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant. Upon the occurrence of any event of default by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, use such funds to the extent necessary to make good any arrearages of rent and any other damage, injury, expense or liability caused to Landlord by such event of default, and Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not then in default hereunder, any remaining balance of the Security Deposit shall be returned by Landlord to Tenant upon termination of this Lease (pursuant to the terms and conditions set forth in EXHIBIT “F”).
(h)	It is further agreed that in addition to the above referenced events and remedies of default, that continued defaults of non-payment of rent and expenses, in the timely reporting of adjusted Gross Sales as required by the Lease, and/or in the performance of Lease covenants are deemed to be deliberate, and Landlord thereafter may serve a three (3) day notice of termination without affording to Tenant the opportunity to cure the deliberate default. Deliberate default shall be defined as: (i) any such default that is continued or repeated for two (2) consecutive months; (ii) a total of four (4) defaults in a twelve (12) month period; or, (iii) any aggregate of six (6) defaults during the Lease Term.
(i)	It is also understood that all exclusive rights, renewal options and free rent shall become null and void should Tenant be in default more than two (2) times during the Lease Term.
(j)	In the event of default in the payment of any rentals or other amounts due hereunder or for breach of any covenants of this Lease, Tenant shall pay to Landlord on demand the sum of $50.00 as an administrative fee in enforcing the terms of this Lease.
SECTION 22: INTENTIONALLY OMITTED.
SECTION 23: BANKRUPTCY.
(a)	Should: (i) Tenant make voluntary assignment for the benefit of creditors; or (ii) a receiver be appointed for Tenant or for any substantial portion of Tenant’s assets, and the order, judgment or decree be not appealed from within the time allowed by law, with a stay of the proceedings or supersedeas or, if appealed from in the manner aforesaid, said judgment becomes final; or (iii) a court of competent jurisdiction adjudicates Tenant to be a bankrupt, either voluntarily or involuntarily, and such adjudication be not appealed from, within the time allowed by law, with a stay of the proceedings or supersedeas or if appealed from in the manner aforesaid, said decree becomes final; or (iv) Tenant makes an application to be adjudicated a bankrupt or files a debtor’s bill, by petition or answer, or seeks any rearrangement of it debts; then, at the option of Landlord, exercised by Landlord giving to Tenant ten (10) days written notice, this Lease shall cease and come to an end.
(b)	Notwithstanding any other provisions of this Lease, Landlord, in addition to any and all rights and remedies allowed by law and equity, shall upon such termination be entitled to recover an amount equal to the total monthly rental amount stated in this Lease for each month until the Demised Premises are relet, plus damages in an amount equal to the then present value of the total rental amount stated in this Lease for the entire remainder of the stated Lease Term hereof less than the fair rental value of the Demised Premises for the remainder of the Lease Term hereof, and neither Tenant, or any trustee or receiver, nor any person claiming through or under Tenant or by virtue of any statute or order of any court shall be entitled to possession of the Demised Premises but shall forthwith quit and surrender possession of the Demised Premises to Landlord. Nothing herein contained shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages by reason of any such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to or less than the amount of the damages recoverable under the foregoing provisions of this Section.
SECTION 24: HOLDING OVER.
In the event Tenant remains in possession of the Demised Premises after the expiration of this Lease and without the execution of a new lease, and only with Landlord’s written permission, it shall be deemed to be occupying the Demised Premises as a Tenant from month to month at a rental equal to the rental herein provided plus fifty percent (50%) of such amount and otherwise subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month to month tenancy. This month to month tenancy may be terminated by: (a) non-receipt of rent on the first day of the month; or (b) thirty (30) days written notice by Landlord to Tenant.
SECTION 25: SUBORDINATION; ATTORNMENT; ESTOPPELS.
(a)	Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter placed upon the Shopping Center or any portion of the Shopping Center which includes the Demised Premises and to any renewals and extensions thereof. Tenant agrees that any mortgagee shall have the right at any time to subordinate its mortgage, deed of trust or other lien to this Lease; provided, however, notwithstanding that this Lease may be (or made to be) superior to a mortgage, deed of trust or other lien, the mortgagee shall not be liable for prepaid rentals, security deposits and claims accruing during Landlord’s ownership; further provided, that the provisions of a mortgage, deed or trust or other lien relative to the rights of the mortgagee with respect to proceeds arising from an eminent domain taking (including a voluntary conveyance by Landlord) and provisions relative to proceeds arising from insurance payable by reason of damage to or destruction of the Demised Premises shall be prior and superior to any contrary provisions contained in this Lease with respect to the payment or usage thereof. Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien hereafter placed upon the Demised Premises or the Shopping Center as a whole, and Tenant agrees upon demand to execute such further instruments subordinating this Lease as Landlord may request; provided, however, Landlord shall use commercially reasonable efforts to obtain from any such mortgagee a written agreement in mortgagee’s standard form that after a foreclosure (or a deed in lieu of foreclosure) the rights of Tenant shall remain in full force and effect during the Lease Term so long as Tenant shall continue to observe and comply with its covenants and obligations under this Lease.
(b)	At any time when the holder of an outstanding mortgage, deed of trust or other lien covering Landlord’s interest in the Demised Premises has given Tenant written notice of its interest in this Lease, Tenant may not exercise any remedies for default by Landlord hereunder unless and until the holder of the indebtedness secured by such mortgage, deed of trust or other lien shall have received written notice of such default from Tenant and a reasonable time (not less than 30 days) shall thereafter have elapsed without the default having been cured.
(c)	Tenant agrees that it will from time to time upon request by Landlord execute and deliver to Landlord a written estoppel certificate or statement addressed to Landlord (or to a party designated by Landlord), which statement shall identify Tenant and this Lease; shall certify that this Lease is unmodified and in full force and effect (or if there has been modification that the same is in full force and effect as so modified); shall confirm that Landlord is not in default as to any obligations of Landlord under this Lease (or if Landlord is in default, specifying any default); and shall contain such other information or confirmations as Landlord may reasonably request. Landlord is hereby irrevocably appointed and authorized as the agent and attorney-in-fact of Tenant to execute and deliver any such written estoppel certificates or statements on Tenant’s behalf if Tenant fails to do so within seven (7) days after the delivery of a written request from Landlord to Tenant.
SECTION 26: LIABILITY OF LANDLORD; SALE BY LANDLORD.
Tenant shall look solely to Landlord’s interest in the Shopping Center for recovery of any claim, cost, liability or judgment against Landlord or any partner, officer, director, shareholder, attorney or representative of Landlord. A sale, conveyance or assignment of Landlord’s interest in the Shopping Center shall operate to release Landlord from liability from and after the effective date thereof for all of the covenants, terms and conditions of this Lease, express or implied, except as such may relate to the period prior to such effective date, and Tenant shall thereafter look solely to Landlord’s successor in interest in and to this Lease. This Lease shall not be affected by any such sale, conveyance or assignment, and Tenant shall attorn to Landlord’s successor in interest thereunder.
SECTION 27: WARRANTIES AND REPRESENTATIONS.
Landlord makes no representation or warranties, implied or expressed, regarding the condition, suitability or fitness of the Demised Premises. Tenant hereby waives any warranties, implied or expressed, which arise by the laws of the State of Texas and further states that after full inspection therefor, Tenant accepts said Demised Premises “as is”, “where is” and “with all faults”.

SECTION 28: TIMING.
Any periods set forth herein for performance which have as the last day to perform, a holiday or a Saturday or Sunday, shall be read to include as the last day for said performance the next business day when the Landlord is open for business.
SECTION 29: ENTIRE AGREEMENT.
This Agreement contains the entire understanding and agreement between the parties hereto, and no prior or contemporaneous agreement, whether oral, implied or in writing, shall vary the terms and provisions hereof.
SECTION 30: NOTICES.
(a)	Wherever any notice is required or permitted hereunder, such notice shall be in writing. Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered upon personal delivery or via overnight delivery service, or if mailed, whether actually received or not, when deposited in the United States Mail, postage prepaid, Certified or Registered Mail, Return Receipt Requested, addressed to the parties hereto at their respective addresses set out in Sections 1(b) and 1(d) above or such other addresses as they may specify by written notice.
(b)	If and when included within the term “Landlord” as used in this Lease there are more than one person, firm or entity, all shall jointly arrange among themselves for their joint execution of such notice specifying some individual at a specific address for the receipt of notices and payments to the Landlord; if and when included within the term “Tenant” as used in this Lease there are more than one person, firm or entity, all shall jointly arrange among themselves for their joint execution of such a notice specifying an individual at a specific address for the receipt of notices and payments to Tenant. All parties included within the terms “Landlord” and “Tenant”, respectively, shall be bound by notices and payments given in accordance with the provisions of this Section to the same effect as if each had received such notice or payment.
SECTION 31: MISCELLANEOUS.
(a)	Whenever herein the singular number is used, the same shall include the plural, and words of any gender shall include each other gender.
(b)	The captions used herein are for convenience only and do not limit or amplify the provisions hereof.
(c)	One or more waivers of any covenant, term or condition of this Lease by either party shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any subsequent similar act.
(d)	Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant (except for the payment of rent and other charges provided herein), the parties shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of Tenant and/or Landlord.
(e)	Landlord agrees that if Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the continuance of this Lease have the peaceable and quiet enjoyment and possession of the Demised Premises.
(f)	During the Lease Term, neither Tenant nor any person, firm or corporation, directly or indirectly controlling, controlled by or under common control with Tenant shall directly operate, manage, conduct or have any interest in any commercial establishment operating under the name set forth in Section 1(e) or having the use set forth in Section 1(r) within three (3) miles of the Shopping Center, except that any such commercial establishment existing at the date of this Lease may continue to be operated, managed, conducted and owned in the same manner as on the date of this Lease, provided there is no change in the size or trade name of such commercial establishment.
(g)	Tenant will permit Landlord to place and maintain “For Rent” or “For Lease” signs on the Demised Premises during the last ninety (90) days of the Lease Term, it being understood that such signs shall in no way affect Tenant’s obligations pursuant to any other provision of this Lease.
(h)	The laws of the State of Texas shall govern the interpretation, validity, performance and enforcement of this Lease. This Lease is performable in Dallas County, Texas, which shall be the county in which exclusive venue exists. If provisions of this Lease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Lease shall not be affected thereby.
(i)	The terms, provisions and covenants contained in this Lease shall apply to, inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors in interest and legal representatives except as otherwise herein expressly provided.
(j)	If this Lease is in fact a sublease, Tenant accepts this Lease subject to all of the terms and conditions of the underlying lease under which Landlord holds the Shopping Center as lessee. Tenant covenants that it will do no act or thing which would constitute a violation by Landlord of its obligations under such underlying lease.
(k)	Tenant will not load or unload a truck or permit any trucks serving the Demised Premises, whether owned by Tenant or not, to be loaded or unloaded in the Shopping Center except in the area specifically designated for such use by Landlord.

(l)	Tenant will comply with the policies and regulations of the Shopping Center adopted by Landlord as set forth on EXHIBIT “E”. Landlord shall have the right at all times to change the policies and regulations of the Shopping Center or to amend them in any reasonable manner as may be deemed advisable for the safety, care and cleanliness, and for the preservation of good order of the Shopping Center. All changes and amendments in the policies and regulations of the Shopping Center will be sent by Landlord to Tenant in writing and shall thereafter be carried out and observed by Tenant.
(m)	Any provision of this Lease “demanding”, “requiring” or “notifying” by either Landlord or Tenant shall be given in written form.
(n)	Landlord agrees to pay Principal Agent a commission for negotiating this Lease in accordance with a separate agreement between Landlord and Principal Agent. It is agreed that Principal Agent’s right to such a commission shall irrevocably vest upon the execution of this Lease and the removal or satisfaction of all contingencies to Tenant’s liability hereunder.
(o)	Landlord shall pay a commission of $NA psf to the Cooperating Agent. Cooperating Agent will be paid a one-time fee. One-half of the commission will be paid upon final execution of this Lease and the removal or satisfaction of all contingencies to Tenant’s liability hereunder and one-half upon Tenant’s first month of occupancy with paid rent.
SECTION 32: INDEPENDENT CONTRACTOR.
No term or provision contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant. Landlord and Tenant hereby expressly disclaim any intention to create a joint venture or partnership. The provisions of this Lease in regard to the payment by Tenant and the acceptance by Landlord of Percentage Rental are a reservation for rent for use of the Demised Premises.
SECTION 33: “DTPA” WAIVER.
Tenant acknowledges and agrees, on its own behalf and on behalf of any permitted assigns and successors of Tenant hereafter, that the Texas Deceptive Trade Practices-Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code (the “DTPA”), is not applicable to this transaction. Accordingly, Tenant’s rights and remedies with respect to any transaction contemplated under this Lease, and with respect to all acts or practices of Landlord, past, present or future, in connection with such transactions, shall be governed by legal principles other than the DTPA.
Waiver of Consumer Rights
Tenant waives its rights under the Texas Deceptive Trade Practices Consumer Protection Act, Section 17.41 et seq., Texas Business & Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of its own selection, Tenant voluntarily consents to this waiver.
SECTION 34: ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF TENANT.
(a)	In the event Tenant is a corporation (including any form of professional association), then each individual executing or attesting this Lease on behalf of such corporation hereby covenants, warrants and represents: (i) that he is duly authorized to execute or attest and deliver this Lease on behalf of such corporation in accordance with such corporation’s articles of incorporation and bylaws; (ii) that this Lease is binding upon such corporation; (iii) that Tenant is a duly organized and legally existing corporation in good standing in the State of Texas; and (iv) the execution and delivery of this Lease by Tenant will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other contract or instrument to which Tenant is a party or by which Tenant may be bound. In the event Tenant is a partnership (general or limited), then each individual executing this Lease on behalf of the partnership hereby covenants, warrants and represents: (i) that he is duly authorized to execute and deliver this Lease on behalf of the partnership in accordance with the partnership agreement, or an amendment thereto, now in effect; (ii) that this Lease is binding upon such partnership; (iii) that the Tenant is a duly organized and legally existing partnership and has filed any and all certificates required by law; and (iv) the execution and delivery of this Lease will not result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement, or other contract or instrument to which Tenant is a party or by which Tenant may be bound.
(b)	Tenant is now solvent, and no bankruptcy or insolvency proceedings are pending or contemplated by or against Tenant, and all reports, statements, cost estimates and other data furnished by or on behalf of Tenant are true and correct.
(c)	Upon request from time to time and at any time, Tenant will promptly correct any defect, error or omission, which may be discovered in this Lease and will execute and deliver any and all additional instruments as may be reasonably requested by Landlord to correct such defect, error or omission.
SECTION 35: HAZARDOUS MATERIALS.
For the purposes of this Lease, Landlord and Tenant agree that, unless the context otherwise specifies or requires, the following terms shall have the meaning herein specified:
(a)	“Governmental Authority” shall mean the United States, the state, the county, the city, or any other political subdivision in which the Shopping Center is located, and any other political subdivision, agency, or instrumentality exercising jurisdiction over Tenant or the Shopping Center.

(b)	“Governmental Requirements” shall mean all laws, ordinances, rules, and regulations of any Governmental Authority applicable to Tenant, the Shopping Center or any part thereof.
(c)	“Hazardous Materials” shall mean (a) “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended from time to time, and regulations promulgated thereunder; (c) asbestos; (d) polychlorinated biphenyls; (e) underground storage tanks, whether empty, filled or partially filled with any substance, (f) any substance, the presence of which on the property on which the Shopping Center is situated is prohibited by any Governmental Requirements; and (g) any other substance which by any Governmental Requirements requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment or disposal.
(d)	“Hazardous Materials Contamination” shall mean the contamination (whether presently existing or hereafter occurring) of the Demised Premises, facilities, soil, groundwater, air or other elements on or of the Shopping Center by Hazardous Materials, or the contamination of the buildings, facilities, soil, groundwater, air or other elements on or of any other property as a result of Hazardous Materials at any time (whether before or after the date of this Lease) emanating from the Demised Premises or any part thereof.

(e)	TENANT’S COVENANTS.

Tenant hereby represents, covenants and warrants that:
(i)	Tenant shall not cause any violation of any Governmental Requirements relating to Hazardous Materials, including, without limitation, any environmental laws, nor permit any employee, subtenant, guest, invitee of Tenant or any other party to hereafter cause any such violation, nor permit any environmental liens to be placed on the Demised Premises or any portion thereof; and
(ii)	The covenants of Tenant set out in this Section have been made with the express agreement and acknowledgment of Tenant that Tenant has been given the opportunity to inspect the Demised Premises in connection with its leasing thereof, as evidenced by this Lease.
(f)	ADDITIONAL COVENANTS.

Tenant agrees to (1) give notice to Landlord immediately upon (i) Tenant’s receipt of any notice from any Governmental Authority of a violation of any Governmental Requirements relating to Hazardous Materials and/or acquiring knowledge of the receipt of any such notice by any other tenant of any portion of the Shopping Center and (ii) acquiring knowledge of the presence of any Hazardous Materials on the Demised Premises or any other portion of the Shopping Center or of any Hazardous Materials Contamination with a full description thereof, and (2) promptly comply with any Governmental Requirements requiring the removal, treatment or disposal of such Hazardous Materials Contamination where introduced into the property on which the Shopping Center is situated by, or caused by the action of, Tenant, or its agents, representatives, employees, tenants, licensees or invitees, or occurred at any time during the period of Tenant’s use, occupancy or leasing of the Demised Premises, and in such event and under such circumstances, Tenant agrees to provide Landlord with satisfactory evidence of such compliance; and (3) provide Landlord, within thirty (30) days after demand by Landlord, with a bond, letter of credit or similar financial assurance evidencing to Landlord’s satisfaction that the necessary funds are available to pay the cost of removing, treating and disposing of such Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on the Demised Premises or the Shopping Center or any part thereof as a result thereof, for which Tenant shall be required to perform under the terms of clause (2) next above.

(g)	SITE ASSESSMENTS.

Landlord, by its employees and agents at any time and from time to time, either prior to or after the occurrence of an event of default relating to Hazardous Materials, may contract for the services of persons (the “Site Reviewers”) to perform environmental site assessments (“Site Assessments”) on the Demised Premises for the purpose of determining whether there exists on the Demised Premises any environmental condition which could reasonably be expected to result in any liability, cost or expense to the owner, occupier or operator of such property arising under any state, federal or local law, rule or regulation relating to Hazardous Materials. The Site Assessments may be performed, upon at least five (5) business days notice to Tenant, and under reasonable conditions established by Tenant, which does not impede the performance of the Site Assessments. The Site Reviewers are hereby authorized to enter upon the Demised Premises for such purposes. The Site Reviewers are further to perform both above and below the ground testing for environmental damage or the presence of Hazardous Materials on the Demised Premises and such other tests on the Demised Premises as may be necessary to conduct the Site Assessments in the reasonable opinion of the Site Reviewers. Tenant will supply to the Site Reviewers such historical and operational information regarding the Demised Premises and the business conducted therein as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments and will make available to the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing such Site Assessments shall be paid by Tenant if (1) a Site Assessment is made as a result of or on the basis of Landlord acting upon written notice received from any Governmental Authority asserting the existence of Hazardous Materials or Hazardous Materials Contamination on the Demised Premises, if such Hazardous Materials or Hazardous Materials Contamination (i) are actually found on the Demised Premises, (ii) such Hazardous Materials or Hazardous Materials Contamination which were introduced into the Demised Premises by, or caused by the actions of, Tenant, or its agents, representatives, employees, tenants, licensees or invitees, or occurred at any time during the period of Tenant’s use, occupancy or leasing of the Demised Premises; or (2) a routine random Site Assessment of the Demised Premises is performed by Landlord which results in the discovery of the existence of Hazardous Materials or Hazardous Materials Contamination which were introduced into the Demised Premises by, or caused by the actions of, Tenant, or its agents, representatives, employees, tenants, licensees or invitees, or occurred at any time during the period of Tenant’s use, occupancy or leasing of the Property. Tenant shall reimburse Landlord on demand for all reasonable costs payable by Tenant pursuant to this subsection plus interest thereon at the maximum lawful rate (not to exceed 1 1/2% per month) until paid.

(h)	LANDLORD’S RIGHT TO REMOVE HAZARDOUS MATERIALS.

Landlord shall have the right, upon twenty-four (24) hour advance notification to Tenant, but not the obligation, prior or subsequent to an event of default, without in any way limiting Landlord’s other rights and remedies under this Lease, to enter onto the Demised Premises or to take such other actions as it deems necessary or advisable to clean up, remove, resolve or minimize the impact of, or otherwise deal with, any Hazardous Materials or Hazardous Materials Contamination on the Demised Premises following receipt of any notice from any person or entity, including Governmental Authority, asserting the existence of any Hazardous Materials or Hazardous Materials Contamination pertaining to the Demised Premises or any part thereof, which, in Landlord’s sole opinion, could jeopardize the value or marketability of this Lease, the Demised Premises or the Shopping Center. Provided that such Hazardous Materials or Hazardous Materials Contamination were introduced into the Demised Premises or the Shopping Center by, at the direction of, or caused by the actions of Tenant, its agents, representatives, employees, licensees or invitees, then all costs and expenses paid or incurred by Landlord in the exercise of its rights under this Section shall be payable to Landlord by Tenant promptly upon demand therefor and shall bear interest at the maximum lawful rate (not to exceed 1 1/2% per month) until paid.

(i)	INDEMNITY.

TENANT AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS LANDLORD, ITS EMPLOYEES, AGENTS, SHAREHOLDERS, OFFICERS AND DIRECTORS FROM AND AGAINST ANY CLAIMS, DEMANDS, OBLIGATIONS, PENALTIES, FINES, SUITS, LIABILITIES, SETTLEMENTS, DAMAGES, LOSSES, COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE LEGAL AND CONSULTANT FEES AND EXPENSES, INVESTIGATION, LABORATORY FEES AND EXPENSES, CLEAN-UP COSTS, COURT COSTS AND OTHER LITIGATION EXPENSES) OF WHATEVER KIND OR NATURE, KNOWN OR UNKNOWN, ARISING OUT OF OR IN ANY WAY RELATED TO TENANT’S HANDLING, STORING, PROCESSING, DISPOSING OR DISCHARGING OF HAZARDOUS MATERIALS OR THE PRESENCE, REMOVAL OR PRODUCTION OF ANY HAZARDOUS MATERIALS ON, IN, FROM OR AFFECTING ANY PORTION OF THE DEMISED PREMISES OR ANY PORTION OF THE BUILDING, LANDLORD’S PROPERTY (REAL OR PERSONAL), OR THE PROPERTY (REAL OR PERSONAL) OF OTHERS, TO THE EXTENT RESULTING FROM THE ACTIVITIES OF TENANT OR ANY PERSONS CLAIMING BY, THROUGH OR UNDER TENANT. THIS INDEMNITY SHALL SURVIVE THE TERMINATION OF THIS LEASE. THIS INDEMNITY SHALL BE IN ADDITION TO ALL OTHER RIGHTS GRANTED LANDLORD UNER THE LEASE.
This Lease consists of a Table of Contents, thirty-five (35) Sections and Exhibits “A” through “I”.
(Any space left blank will be deemed to have been completed with the word “none”).
Because the Demised Premises are on the open market and are presently being shown, this Lease shall be treated as an offer to lease only. Unless and until this Lease is accepted by Landlord and Tenant in writing and a fully executed copy delivered to both parties, this offer is subject to withdrawal or non-acceptance by Landlord and the Demised Premises may be leased to another party or used for another purpose by Landlord without notice.
EXECUTED as of the date herein stated.

LANDLORD:

PAVILLION NORTH LTD., a Texas limited partnership

By:	PAVILLION NORTH MANAGEMENT, LLC, a Texas limited liability company Its General Partner

By:

Lou B. Cagle, President

TENANT:

DOVER SADDLERY RETAIL, INC.

By:

Name:

Title:

EXHIBIT “A”
SITE PLAN

MARSHALLS
ROCKFISH
BANK
DRIVE-THRU
OFFICE
BANK
EXISTING
SERVICE STATION
GROUND LEASE
COIT ROAD
CAMPBELL ROAD

SITE PLAN

COIT AT CAMPBELL RICHARDSON, TEXAS

architecture planning

SCHEMI

SP-2

EXHIBIT “B”
LEGAL DESCRIPTION
BEING all that tract of land in the City of Dallas, Dallas County, Texas, a part of the Thomas Yeager Survey, Abstract No. 1615, and being all of Lot 8, Block 9/8199, Pavillion Addition, Section Five, an addition to the City of Dallas as recorded in Volume 80085, Page 2478, Dallas County Map Records.

EXHIBIT “C”
IMPROVEMENTS
Tenant shall accept the Demised Premises in “as is” condition.
DESCRIPTION OF TENANT’S WORK
I.	Signs

Tenant shall pay for all signs and the installation thereof including electrical hook-up by a licensed electrician subject to the provisions of EXHIBIT “D” of this Lease.

II.	Utilities

Tenant shall provide all meters or other measuring devices including water submeters in connection with utility service. Tenant shall also provide all connections to the utility service provided by Landlord. Tenant shall pay all service deposits.

III.	Interior Work

The work to be done by Tenant shall include, but not be limited to the purchase and installation of the following:
A.	Adequate electrical service, panel, wiring and fixtures.

B.	Demise partition(s) as required by existing conditions to separate the Demised Premises from other lease space(s). Partition shall be at lease one-hour fire rated gyprock wall with 5/8” gypsum board and R-11 batt insulation (sealed at the roof deck) on both sides of studs. The exterior side is not to be taped and bedded. A break metal wall cap to match storefront metal shall be installed at the storefront. ALL DEMISING WALLS MUST MEET THE STOREFRONT AT A COLUMN OR MULLION.

C.	Interior partitions, including finishing, electrical wiring and connections within the Demised Premises. Any interior walls meeting the storefront must meet at a column or mullion.

D.	2’ x 4’ lay-in lights in adequate number to provide a minimum of 70-foot candle lighting throughout the Demised Premises plus light covers and special hung or furred ceilings.

E.	Interior painting.

F.	Store fixtures and furnishings.

G.	Display window enclosures.

H.	Plumbing fixtures within the Demised Premises.

I.	2’ x 4’ drop ceiling and 6” (R-19) batt insulation, installed no lower than the top of the storefront glass.

J.	Heating/air conditioning and ventilation equipment (adequate to provide at least a 25-degree differential) including electrical hook-up, ductwork and roof penetrations. ONLY CARRIER, TRANE OR LENNOX MODELS ARE ACCEPTABLE.

K.	Floor covering and 4” vinyl cove base if VCT or 4” carpet base if carpet.

L.	All telephone equipment for the Demised Premises.

M.	Grease retention system for restaurants.

N.	In the event a fire suppression system exists within the Demised Premises, Tenant shall be responsible for all modifications to said system that may be necessitated as the result of Tenant’s work. Tenant shall provide to Landlord copies of as-built drawings indicating any modifications to said system. Such drawing must be sealed and signed by a licensed fire systems contractor. A licensed contractor must perform all work involving the fire suppression system.
IV.	All work undertaken by Tenant shall be at Tenant’s expense and shall not damage the building or any part thereof. Any roof penetration shall be performed by Landlord’s roofer or, with Landlord’s prior written approval, by a bonded roofer. The work shall be begun only after Landlord has given consent, which consent shall be conditioned upon Tenant’s plans, to include materials acceptable to Landlord, in order to prevent injury to the roof and spread the weight of the equipment being installed. Tenant shall also be responsible for obtaining and paying for professional inspections of any structural work (including, without limitation, any roof work or concrete work).

V.	Landlord warrants that any existing heating, ventilation and air conditioning systems shall be in working order upon Tenant occupancy, and will warrant the HVAC systems for two (2) years from the Commencement Date.

VI.	Tenant will provide an on-site dumpster to be used for disposal of finish-out debris and will cause such dumpster to be emptied as needed; subject, however, to Landlord’s right to designate a reasonably convenient location therefor.

VII.	Landlord will pay Tenant up to $26,890 (the “Work Allowance”) as a reimbursement for Tenant’s bona fide (and verified) construction expenses paid to parties not related to Tenant. Landlord shall make up to three (3) progress payments to Tenant as work progresses withholding the final twenty-five percent (25%) of the Work Allowance (the “Final Payment”). Tenant’s Final Payment request will be processed only upon (i) completion of all improvements to Landlord’s satisfaction and specifications, (ii) Tenant’s delivery to Landlord of a true copy of its Certificate of Occupancy (or similar governmental occupancy permit), (iii) Landlord’s satisfaction that all bills have been paid to Tenant’s contractor, subcontractors and professionals, including appropriate lien waivers from said persons, and (iv) Tenant’s commencement of business in the Demised Premises. Tenant may, prior to commencement of Tenant’s Work, request that Landlord increase the Work Allowance by a maximum of $100,000.00 (the actual amount of the increase being the “Additional Allowance”). If Tenant timely requests the increase in the Work Allowance, then Landlord shall increase the Work Allowance by the amount of the Additional Allowance. Landlord shall prepare, and Landlord and Tenant shall promptly execute and deliver, an amendment to this Lease increasing the Minimum Guaranteed Rental by the amount needed to amortize the Additional Allowance over seven (7) years at 9% per annum, with the increased payment commencing with the first Minimum Guaranteed Rental payment due under this Lease.
VIII.	Intentionally omitted.

IX.	Tenant shall have detailed plans and specifications prepared for the proposed finish out of the Demised Premises, at its own cost, and a copy of such plans and specifications shall be furnished to Landlord within fourteen (14) days of execution of this Lease. Without limiting the generality of the immediately preceding sentence, Tenant’s submissions must include a floor plan, electrical, plumbing and HVAC designs, a reflected ceiling plan, elevations of walls and a fixture plan. All drawings shall be at a scale of either 1/8” or 1/4”. Tenant shall reimburse Landlord for any loss or extra cost which may result to Landlord by reason of failure on the part of Tenant to submit any such plans, diagrams, schedules, specifications and/or other data within said period of time.

X.	The plans and specifications aforesaid shall be subject to the approval of the Landlord, and shall be deemed to be granted unless Landlord raises any objections in writing within seven (7) days of Landlord’s receipt of said documents. Should Landlord and Tenant be unable to agree upon said plans and specifications within fourteen (14) days of their submission to Landlord, this Lease may be terminated by written notice from either party to the other.

XI.	The finish out allowance is for improvements to the Demised Premises and their upgrading and shall not include personal property, inventory, signage or fixtures or fittings (other than plumbing fittings or electrical fittings, and HVAC equipment).

XII.	Only new materials may be utilized for the finish out referred to in this EXHIBIT “C”, and the use of used or second hand materials or materials not in compliance with IAQ laws is specifically prohibited save with such written consent by Landlord.

XIII.	The general contractor chosen for the aforesaid work shall be responsible to secure all licenses and permits necessary for said work to be lawfully carried out, including any demolition permits, and will be responsible to comply with all applicable environmental laws.

XIV.	Intentionally omitted.

XV.	Tenant shall provide for electricity to be turned on in the Demised Premises and be billed directly to Tenant. Tenant shall be responsible for all cleaning costs incurred during the build out of the Demised Premises.
DESCRIPTION OF LANDLORD’S WORK
I.	Structure
A.	Landlord shall select all exterior wall surfaces. Exterior trim and other work normally requiring painting shall be painted.

B.	Landlord shall specify any roofing.
II.	Storefront
A.	A standard storefront shall be provided in keeping with the overall architectural plan for the Center.

B.	If a door already exists on the Premises and if Landlord owns such door, then Tenant may use the door for its storefront. However, Landlord makes no representations or warranty in this regard and Tenant agrees that it is ultimately responsible for providing its own door.
III.	Parking Areas and Walks
A.	Parking areas shall be hard surfaced.

B.	Walks shall be surfaced with concrete, stone, brick or other hard material as specified by Landlord.

C.	Parking areas and walks shall be provided with reasonably adequate artificial lighting.
IV.	Floor Slab

The interior of the Demised Premises will have a smooth concrete floor except for the approximately five (5) foot “leave-out”, which will not be the responsibility of the Landlord.
V.	Utilities
A.	Cold water service shall be brought to the perimeter of the Demised Premises; otherwise Tenant shall provide all plumbing fixtures and connections thereof within the Demised Premises.

B.	Waste line shall be brought to the five foot “leave-out” in the Demised Premises.

C.	Gas service, if utilized at the Shopping Center, shall be brought to a location at the perimeter of the building in which the Demised Premises are situated, at which location the gas company will set its meter; provided, however, that Landlord shall have the option of substituting all-electric utility service for gas service.

D.	Electrical service (120-240 volt or 110/120 volt and three-phase or one-phase service, all at Landlord’s discretion) will be brought to a location on the rear wall of the building in which the Demised Premises are situated, at which location the electricity provider will set Tenant’s meter.

E.	Telephone service will be brought to a location on the perimeter wall of the building in which the Demised Premises are situated.

EXHIBIT “D”
TENANT SIGN CRITERIA
I.	GENERAL
A.	Tenant shall be required to identify Tenant’s Demised Premises by erecting one (1) sign which shall be attached directly to the building fascia as described hereinafter. Tenant shall furnish and install all signs at its cost. Tenant shall not be allowed to open for business without approved required signs in place. Failure to open for this reason shall not excuse the Tenant from the performance of its obligations under the Lease. All Tenant signs must be designed, fabricated and installed to comply with criteria and specifications described hereinafter.

B.	If Tenant installs any sign without Landlord’s prior written approval, Tenant shall remove such sign within five (5) days from the receipt of written notice from the Landlord demanding removal of such sign. In the event Tenant fails to remove any such sign within a five (5) day period, Landlord may remove such sign without further notice to Tenant and Tenant shall reimburse Landlord the amount of expenses incurred by Landlord in removing such sign.

C.	Each Tenant is responsible for his sign conforming to the ordinances and codes having jurisdiction at the site. Each Tenant shall be responsible for obtaining all required permits prior to the commencement of installation. Written approval and conformation with these specifications does not imply conformance with local City and County sign ordinances. Tenant will have its sign company check with local authorities to avoid non-compliance with local codes. If this criteria and the City code vary, the more restrictive requirement will apply. All permits and approvals from the City of Dallas or Richardson are required prior to sign fabrication. Signs are to be U.L. LABELED AND U.L. APPROVED.

D.	The advertising or informative content of all exterior signs shall be limited to letters designating the store name. No generic names will be permitted. All signs can display only English language. No Tenant of less than sixty thousand (60,000) square feet of Floor Area shall have an exterior sign which identifies leased departments and/or concessionaires operating under such Tenant’s business or trade name, nor shall such sign identify specific brands or products for sale or services offered within a business establishment, unless such identification is used as part of the Tenant’s trade name. Landlord will permit the use of a crest, shield, logo or other established incorporate insignia which has been customarily displayed or associated with the store name only with prior written consent of the Landlord; in no case shall a logo if permitted exceed 28” in height.

E.	No exposed ballast boxes, sign cabinets, or electrical transformers shall be permitted. Sign company names or stamps shall be concealed. External sign illumination shall not be permitted.

F.	Tenant shall submit, for Landlord’s approval, elevations and sections shown on the actual building identifying the Tenant’s location of Demised Premises and the relationship of sign to such premises and building facade in height and length. At a minimum, all material and dimensions required by this Tenant Sign Criteria shall be indicated.

G.	Any deviations from this sign criteria are subject to written approval by the Landlord. Landlord has the right to waive any provisions listed herein.

H.	Landlord, at Tenant’s sole cost and expense, reserves the right to change the sign criteria in the interest of maintaining or updating the architectural integrity of the property.
II.	DESIGN
A.	General Requirements and type of sign:
1.	Exterior signs shall be limited to plex type faced individual channel letters internally illuminated shop mounted to 1/8” thick aluminum background on 2“x12” wireway. Sign assembly shall be bolted to masonry with noncorrosive galvanized bolts. Refer to installation Section IV.B.

2.	The vertical height of all signs shall be a maximum of forty-two (42) inches on one horizontal line for “layer” fascia height. If upon Landlord’s determination more than one horizontal line of lettering is necessary to provide adequate signage, Landlord will allow Tenant to use two horizontal lines of lettering not to exceed 42” in total height including spaces between rows. Minimum letter size 12”. Nationally recognized trademark company tenants in excess of 15,000 square feet are not required to use the 3” halo and the 2” by 12” wireway and may have lettering up to 72” in height with the total height of the sign not to exceed 25% of the front elevation of the Demised Premises. Letters for these tenants are to be individually mounted with remote transformers.

3.	The maximum overall length of a sign shall not exceed 75% of the storefront width or fifty (50) feet, whichever is less. In no case shall any sign or portion of any sign extend beyond the Tenant’s lease line. The overall length shall include the letter background plate.

4.	Landlord must approve type style.

5.	All lines of lettering shall run horizontally.

6.	Box type signs will not be permitted.

B.	Construction:
1.	All signs shall be in the form of individual channel letters with plastic letter faces to be Acrylite SG Plexiglas, 1/8” thick, in the following acceptable colors:
a.	White #7328 SG

b.	Red #2793 SG

c.	Green #2447 White SG with Holly Green #230-76 Green Vinyl for overlay

d.	Yellow #2037 SG

e.	No adjacent signs shall be the same color.
2.	Background plate shall be 1/8” thick aluminum attached to a 2“x12” aluminum wireway and channel letters. Color of background plate is to be gloss black. 24” tall letters or smaller use .063 aluminum backs and .040 aluminum sides. 24” tall letters or larger use .090 aluminum backs and .063 aluminum sides. Background plate is to be 3” around letters continuously with minimum 2” from the wireway with no sharp angles.

3.	Returns and wireways are to be painted to match the background plate (gloss black). No armorplate or wood in the manufactured returns may be used.

4.	Trim Cap 1” in color to match the channel letter faces.
III.	ILLUMINATION AND WIRING
A.	All illumination shall be with 15mm neon tubing and shall be uniform. Neon colors as follow:
1.	White Plex: 6,500 degrees White

2.	Red Plex: Clear Red Neon

3.	Green Plex: Power Green

4.	Yellow Plex: Clear Gold II
B.	Secondary Wiring — All transformers are to be concealed within soffits and all secondary wiring shall be concealed in wiring channel. Provide U.L. APPROVED transformer box.

C.	Electrical power shall be brought to required location at lessee’s expense. Routing and location of conduit and other required items shall not be visible on front of fascia. Only two wall penetrations per transformer will be permitted for electrical wiring. Penetrations for wiring shall be in a mortar joint located behind letters in the sign. Repair of brick damage shall be the responsibility of the sign company. Signs should be prewired in the shop. Provide wiring between letters in 2” wiring channel-mounting plate.

D.	Final electrical connection of sign to transformer box will be performed by a licensed electrician approved by the City of Richardson /Dallas (depending on site) and Landlord.

E.	An access panel in the canopy soffit may have been provided for sign wiring.

F.	Tenants are required to have a time clock for the sign that will automatically turn on/off the sign at prescribed intervals as set by the Landlord. Although signs may remain on as long as Tenant desires, no signs shall be turned off before 11:00 p.m.
IV.	MOUNTING
A.	Placement:

Letters are to be located on signage area of building as determined by Landlord. The assigned position for each Tenant shall be centered on centerline of storefront with allowance for suitable space between adjacent Tenant signs or as determined by Landlord.

No signs shall be placed on canopy roofs extending above the building roof, placed on penthouse walls, or placed so as to project above the parapet, canopy or top of the wall upon which it is mounted.

B.	Installation:
1.	Mount sign assembly to brick veneer using 3/8” galvanized bolts. Indicate number and location on shop drawings. Locate mounting holes in mortar joints only. Provide 12” tall by 2” deep raceway box between brick and back of plate. Letters and background plate are to be preassembled. Attachment of signage must be to UL standards. No exposed wiring is permitted. ALL SIGNS ARE TO BE U.L. LABELED AND U.L. APPROVED.

2.	Tenant will be responsible for all damage to the building incurred during sign installation or removal. Any damage done to any part of the building during the mounting or removal of signs shall be promptly repaired to a “like new condition” by the Tenant at the Tenant’s expense. No penetrations will be made through the roof flashings. Any penetrations in the roof must be made by Landlord’s designated roofer.

3.	All signs and connections shall be soundly constructed, securely attached and be weather tight. All signs should be mounted with good quality workmanship. The Landlord reserves the right to be the judge of such workmanship. Sign mounting must comply with the appropriate City requirements.

V.	SUBMITTAL FOR APPROVAL
A.	Tenant shall submit three (3) drawings to the Landlord for written approval prior to the fabrication of any sign at:
J.R. Black Properties Attn: Ms. Lauri Miller 7517 Campbell Road, Suite 601 Dallas, TX 75248 Fax: 972.733.4199 or email: lmiller@jrblackproperties.com
B.	Elevation of building fascia and sign shall be drawn using a minimum 1/4” = 1’-0” scale. Provide section drawn at min. 3/4” = 1’-0”.

C.	Drawing shall indicate the following specifications: Type, color, and thickness of all sign components, type of illumination and mounting method. Tenant’s sign contractor shall first visit the site to verify existing conditions prior to preparation of shop drawings. Information needed to prepare submittals shall also be obtained during this visit.

D.	Drawings must also include fascia cross-section showing electrical connections.

Approved Sign Company:

Jim Harper Jim Harper Signs P.O. Box 1716 1872 F.M. 548 Forney, TX 75126 Phone: 214.801.1872 Fax: 214.327.9480
VI.	SECONDARY SIGNS
A.	No secondary signs are to be placed on building wall elevations. Tenant shall mount 3” high white Helvetica regular letters on the rear door for identification purposes. Place bottom of letters at 12” below top of door.

B.	No trailer signs or temporary signs will be permitted. No sandwich or easel signs are allowed.

C.	No roof signs or box signs are allowed. No cloth signs or banners are allowed.

D.	Window signs displaying company name only will be allowed in white vinyl letters not exceeding 3” in height. Submit three (3) copies of 1/4” = 1’0” scaled drawings for approval. Tenant shall not apply any other signs to the interior or exterior face of the storefront glass or other materials.

E.	3” high white Helvetica regular address numerals for postal identification of Demised Premises will be mounted to the inside face of glass centered 3” above bottom of transom above front door.

F.	“Grand Opening” signs in moderation and good taste shall be permitted at the Landlord’s discretion. Such signs will be permitted for a period of ten (10) days only. Such signs must be located so as not to obstruct access either visually or physically to any other Tenant space or common area. Tenant must obtain written approval prior to erecting any sign.

G.	No animated, moving or audible components are allowed. No intermittent or flashing illumination is allowed.

H.	No iridescent painted signs are allowed. No signs may be painted on any surface of any Building.

I.	No signs or letters may be painted directly on any surface.

J.	No signs may be installed or placed along the perimeter of the Shopping Center.

K.	No window neon signs.

1.	Background plate to be 3’’ outside of letters continuously.

2.	Background plate to provide 2’’ minimum coverage of raceway box.

3.	Minimum inside and outside radius to be 2’’ — typical.

4.	Background to “split” between letters only when distance exceeds 8’’.

EXHIBIT “E”
POLICIES AND REGULATIONS
1.	Store hours are a minimum of eight (8) hours per day, five (6) days per week — using the time frame 10 a.m. to 6 p.m. Evening hours are not required, but may be added to a regular nine-hour day. Stores are not required to be open on national holidays. Any exceptions to normal business hours require written permission from Landlord.

2.	Banners may not be displayed except for Grand Opening. Consult Landlord for display requirements and special conditions.

3.	Flyers may not be distributed in the parking lots on windshields — at any time. Special cleanup cost resulting from a violation of this procedure may be billed to the violating party.

4.	Parking for all tenants and employees shall be away from the stores. Any car displaying “For Sale” signs shall be subject to towing without notice.

5.	Boxes must be broken down and put into the designated recycle dumpster of the Shopping Center. No tenant’s trash is to be placed in or on the sidewalk trash container, in or around the alley dumpsters, nor stacked around the rear door of the Demised Premises. All foodstuffs and small trash items are to be bagged and securely tied. Doors to dumpster enclosures must remain closed at all times. There will be additional charges for excessive trash or boxes not broken down.

6.	Outdoor furniture, planters, ash cans, etc. must either be purchased through Landlord’s representative or by submitting plans, drawings, pictures to Landlord for prior written approval. All furniture must comply with Shopping Center design plan. Outdoor seating must also comply with allowed parking at the site. Each tenant shall be responsible for obtaining all required permits prior to the commencement of any installation. Written approval and conformation with these specifications does not imply conformance with local city or county ordinances. Each tenant is responsible for conforming to the ordinances and codes having jurisdiction at the site. Plastic furniture is not allowed.

7.	Window treatments such as mini blinds, verticals, curtains, etc. need to have prior written approval of Landlord.

8.	Walkways and sidewalks must remain clear for pedestrian traffic. Tenant, its agents, servants and employees shall not block or obstruct any of the entries, passages, doors, sidewalks or walkways or place, empty or throw any rubbish, litter, trash or material of any nature into such areas, or permit such areas to be used at any time except for ingress or egress of Tenant, its agents, servants, employees, visitors, customers or invitees.

9.	Service corridors are to be kept clear at all times. All trash needs to remain in the Demised Premises until it is taken to the dumpster. No items are allowed to be stored in any service corridor.

10.	Restricted uses shall include the selling or exhibiting of pornographic materials, drug related paraphernalia, massage parlors, any gambling facility or operation including but not limited to off-track or sports betting, table games, slot machines, video poker, bingo parlor, video arcade, pool or billiard hall.
Landlord reserves the right to amend these policies and regulations and to make such other and further policies and regulations as it deems necessary or desirable.

EXHIBIT “F”
TENANT MOVE-OUT CHECK LIST

LANDLORD:	Pavillion North, Ltd.
ADDRESS:	7517 Campbell Road, #601
Dallas, TX 75248
PHONE:	972/733-4900
FAX:	972/733-4199

TENANT:	Dover Saddlery Retail, Inc.

ADDRESS:	7529 Campbell Road, Suite 306

Dallas, Texas 75248 Phone:
1.	UTILITIES: Notify each utility that you are ceasing service as of your lease termination date and that J.R. Black Properties, Ltd. will be calling to transfer service to their account.

Electricity:	Acct. #	_____________	Meter #	_____________
Gas:		_____________		_____________
Water:		_____________		_____________
2.	HVAC: The final service check and filter change is the Tenant’s responsibility. Use your regular service contractor or Landlord’s contractor to change filters and make any needed repairs to leave all units in good working condition. Provide Landlord with paid service invoice.

3.	PREMISES: Clean and vacuum inside. Spackle any holes in walls. Remove any decals and/or lettering from windows. Replace any burned out lamps or ballasts. At Landlord’s option, attached shelving and fixturing remains in Demised Premises. Arrange for walk-through with Landlord.

4.	KEYS: Deliver all keys (front, rear, inside doors, alarms, etc.), properly marked, to Landlord.

5.	SIGN: Have sign company or electrician remove outdoor sign, cap off wires. The Landlord will have the fascia repaired at Tenant’s expense. The sign timer remains in the Demised Premises.

6.	ADDRESS: Provide Landlord with a forwarding address.

7.	FINANCIAL: Settle any outstanding balance with Landlord. Upon termination of the Lease and surrender of the Demised Premises by Tenant to Landlord, if Tenant is not then in default, any remaining balance of the Security Deposit shall be returned to Tenant, provided that Landlord may hold the Security Deposit for a period of thirty (30) days following surrender of the Demised Premises and may deduct from the amount any rental or other charges due and payable. Any charges incurred by Landlord because Tenant fails to clean, repair, replace damaged portions of the Demised Premises, service HVAC, remove sign and turn in keys, will be paid by Tenant and may be deducted from the Security Deposit.

EXHIBIT “G”
INTENTIONALLY OMITTED

EXHIBIT “H”
EXCLUSIVES AND PROHIBITED USES
EXCLUSIVES:
Marshall’s
No more than five thousand nine hundred ninety-nine thousand (5,999) square feet of floor area may be used for the sale or display of brand-name clothing, shoes, giftware, or domestics at discount prices; and no such occupant occupying more than 6,000 square feet of floor area per store shall be permitted to sell or display such items.
Carmine’s
Tenant will not use the Demised Premises as a restaurant specializing in the sales of pizza.
Corner Bakery
Tenant will not use the Demised Premises as a restaurant that primarily sells either (i) freshly baked bread by the loaf, or (ii) sandwiches or other products which are made with a variety of handmade or specialty breads, including, but not limited to the following establishments: Atlanta Bread Company, La Madeleine, Au Bon Pain, St. Louis Bread, Panera, Briaz, Soprafina, Wall Street Deli, Boudin, Cosi’s, Xando, Starbucks.
Rockfish
Tenant will not use the Demised Premises as a seafood restaurant.
Sprint
Tenant will not use the Demised Premises for the retail sale of wireless and wire line communication devices and equipment.
More Space Place
Tenant will not use the Demised Premises for the retail sale of Murphy Bed furniture systems, custom closets systems, and custom modular furniture systems including office systems.
Ebby Halliday
Tenant will not use the Demised Premises for a residential real estate office or a mortgage loan office.
Raising Cane’s
Tenant will not use the Demised Premises for a restaurant or food service establishment which specializes in the preparation, service or sales of de-boned chicken products as its primary food product.
PROHIBITED USES:
No use shall be permitted in the Shopping Center which is inconsistent with the operation of a first-class retail shopping center. Without limiting the generality of the foregoing, the following uses shall not be permitted:
Theatre of any kind;
Bowling alley or any other like place of public assembly;
Any use which constitutes a public or private nuisance or produces objectionable noise or vibration;
An operation primarily used as a storage warehouse operation and any assembling, manufacturing, distilling, refining, smelting, agricultural or mining operation;
Any “second hand” store (other than a first-class consignment store) or “surplus” store (other than a store which sells closeouts or discount items but would be found in a first-class retail shopping center);
Any mobile home park, trailer court, labor camp, junkyard, or stockyard; provided, however, this prohibition shall not be applicable to the temporary use of construction trailers during periods of construction, reconstruction or maintenance;
Any dumping, disposing, incineration or reduction of garbage; provided, however, this prohibition shall not be applicable to garbage compactors located near the rear of any Building;
Any fire sale, bankruptcy sale (unless pursuant to a court order) or auction house operation;
Any central laundry, dry cleaning plant or laundromat; provided, however, this prohibition shall not be applicable to nominal supportive facilities for on-site service oriented to pickup and delivery by the ultimate consumer as the same may be found in retail shopping centers in the metropolitan area where the Shopping Center is located;
Any automobile, truck, trailer or recreation vehicle sales, leasing, display or body shop repair operation;
Any bowling alley or skating rink;
Any movie theater or live performance theater;
Any residential use, including but not limited to single family dwellings, townhouses, condominiums, other multi-family units, and other forms of living quarters, sleeping apartments or lodging rooms;

Any veterinary hospital or animal raising or boarding facility; provided, however, this prohibition shall not be applicable to pet shops or incidental boarding in a grooming salon. Notwithstanding the foregoing exception any veterinary or boarding services provided in connection with the operation of a pet shop shall only be incidental to such operation; all kennels, runs and pens shall be located inside the building; and the combined incidental veterinary and boarding facilities shall occupy no more than fifteen percent (15%) of the floor area of the pet shop;
Any mortuary or funeral home;
Any establishment selling or exhibiting pornographic materials or which sells drug-related paraphernalia which exhibits either live or by other means to any degree, nude or partially clothed dancers or wait staff and/or any massage parlors or similar establishments;
Any bar, tavern, restaurant or other establishment whose reasonably projected annual gross revenues from the sale of alcoholic beverages for on-premises consumption exceeds thirty-five percent (35%) of the gross revenues of such business;
Any flea market, amusement or video arcade (unless incidental to the primary use of the occupant), pool or billiard hall (unless incidental to the primary use of the occupant), car wash or dance hall;
Any gambling facility or operation, including but not limited to, off-track or sports betting parlor, table games such as blackjack or poker, slot machines, video poker/blackjack/keno machines or similar devices, or bingo hall. Notwithstanding the foregoing, this prohibition shall not be applicable to government sponsored gambling activities or charitable gambling activities, so long as such governmental and/or charitable activities are incidental to the business operation being conducted by the occupant;
School, library, reading room, or house of worship;
Gallery, auditorium, meeting hall, hotel or motor inn;
Adult bookstore, a so-called “head” shop, or check cashing facility;
Pawn shop;
Drilling for and/or removal of subsurface substances;
Service station or any facility storing or selling gasoline or diesel fuel in or from tanks.

EXHIBIT “I”
OPTION/S TO RENEW
1. Provided Tenant is not in default of its obligations under this Lease at the date of such exercise and subject to Section 21 (i), Tenant shall have the option to renew this Lease for two (2) subsequent period(s) of five (5) year(s), from the expiration of the Primary Term of this Lease. Landlord may treat any option as having not been exercised if Tenant is in default of any such obligations at the date of commencement of the renewal period in question.
2. The option(s) aforesaid must be exercised in writing delivered by Tenant to Landlord not later than three (3) months prior to the expiration of the Primary Term, or as the case may be, any subsequent renewal period, and failing which the said option(s) shall be waived by Tenant.
3. The terms and provisions applicable to the above renewal period(s) shall be the same as apply to the Primary Term of this Lease, except that (i) rent shall be as set forth in Section 4 below, (ii) Tenant shall have no further right to renew this Lease after the expiration of the renewal period(s) above, and (iii) Landlord shall not be required to pay any allowance or perform any work with respect to the renewal period(s).
4. The Minimum Guaranteed Rental payable during the renewal period(s) shall be:

1st five (5) year option	Years 6 — 8	$13.10 psf	$5,870.98 per month
	Years 9 — 10	$13.60 psf	$6,095.07 per month

2nd five (5) year option	Years 11 — 12	$14.10 psf	$6,319.15 per month
	Years 13 — 15	$15.00 psf	$6,722.50 per month